     As filed with the Securities and Exchange Commission on August 31, 2000

                                                     Registration No. _________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        Eagle Capital International, Ltd.
                   -------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

              Nevada                            5032                     88-0303769
--------------------------------       -------------------------     -------------------
 (State or other jurisdiction             (Primary Standard             (IRS Employer
of incorporation or organization)      Industrial Classification)    Identification No.)

                                                       Anthony D'Amato
                                                   Chief Executive Officer
       1900 Corporate Blvd.                   Eagle Capital International, Ltd.
            Suite 400E                        1900 Corporate Blvd., Suite 400E
       Boca Raton, FL 33431                        Boca Raton, FL 33431
     Telephone (561) 988-2550                     Telephone: (561) 988-2550
     Facsimile (561) 988-2552                     Facsimile: (561) 988-2552
-----------------------------------           ----------------------------------
  (Address and telephone number,                (Name, address and telephone
including area code of Registrant's              number of agent for service)
  principal executive offices)

                          ----------------------------

                                    Copy to:

                              David A. Carter, Esq.
                              David A. Carter, P.A.
                                2300 Glades Road
                              Suite 210, West Tower
                            Boca Raton, Florida 33431
                            Telephone: (561) 750-6999
                            Facsimile: (561) 367-0960

   Approximate Date of Commencement of Proposed Sale to the Public: As Soon as practicable after the Registration Statement becomes effective.




================================================================================

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
=======================================================================================================================
Title of Each Class of                          Proposed Maximum        Proposed Maximum
   Securities to be         Amount to be       Offering Price per      Aggregate Offering     Amount of Registration
      Registered           Registered (1)          Security(2)              Price(2)                   Fee
=======================================================================================================================
     Common Stock            4,750,500               $1.00                $4,750,000                $1,254.00
=======================================================================================================================

-------------------

(1) Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends and other adjustments to the securities registered hereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting on offer to buy these securities in any state where the offer or sale is not permitted.



                  Subject to Completion, Dated August 30, 2000


PROSPECTUS


                        4,750,500 shares of Common Stock


                        Eagle Capital International, Ltd.


         This is an offering of 4,750,500 shares of common stock of Eagle Capital International, Ltd., held by certain of our Securityholders. Of the 4,750,500 shares being offered, 850,000 Shares are issuable upon the conversion of Convertible Promissory Notes owned by certain of the Selling Securityholders, 850,000 shares are issuable upon exercise of Warrants held by certain of the Selling Securityholder, 2,300,500 Shares comprise common stock held by certain Selling Securityholders, and 750,000 shares are being offered by the Company. We will not receive any proceeds from the sale of the Shares, but we will receive proceeds from the Selling Securityholders if they exercise their Warrants.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "ECIC". On August 30, 2000, the closing bid price per share of our common stock as reported by the OTC Bulletin Board was $1.00.

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 8.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                    The date of this Prospectus is ___, 2000.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................................................3
Risk Factors.................................................................................................5
Use of Proceeds.............................................................................................13
Dividend Policy.............................................................................................14
Market Price of Common Stock................................................................................15
Selected Financial Data.....................................................................................16
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................17
Business....................................................................................................23
Management..................................................................................................30
Certain Transactions........................................................................................35
Principal Securityholders...................................................................................36
Description of Securities...................................................................................39
Selling Securityholders.....................................................................................44
Plan of Distribution........................................................................................45
Legal Matters...............................................................................................47
Experts.....................................................................................................47
Where You Can Find Additional Information.................................................................. 47
Index to Consolidated Financial Statements.................................................................F-1




We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sale made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Eagle Capital International, Ltd. have not changed since the date hereof.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               PROSPECTUS SUMMARY


         The following summary may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus. Upon the completion of this offering, we will have outstanding common and preferred stock. Except where otherwise indicated, all information in this prospectus assumes the conversion of all Warrants and Preferred Stock into common stock. In this prospectus, the "Company", "Eagle Capital", "we", "us" and "our" refer to Eagle Capital International, Ltd., unless the context otherwise requires.

                                   The Company

         We incorporated in Nevada in 1994, and together with and through our wholly owned subsidiaries, engage in the production and distribution of concrete masonry block and tile, a concrete masonry block building system, a surface exterior sealing bond and an interior and exterior flooring and roofing sealant.. Our products are marketed under the IMSI(R) and Bullhide(R) trademarks. Our corporate offices are located at 1900 Corporate Blvd., Suite 400E, Boca Raton, Florida 33431, and our telephone number is (561) 988-2550.


                                  The Offering

Common stock offered...............................  4,750,500 shares of Common
                                                     Stock

Common stock issued and
 outstanding prior to this offering................  11,182,692

Common stock issued and
 outstanding after this offering...................  12,882,692(1)

Use of proceeds....................................  Working capital and general corporate purposes


----------------------

(1) assuming full exercise of all Warrants and full conversion of the Convertible Promissory Notes.

                         Selected Financial Information

     The selected financial information set forth below is derived from, and should be read in conjunction with, the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See ("Consolidated Financial Statements")

Income Statement Items

                                             Year Ended December 31,                           Six Months Ended June 30,

                                         1998                      1999                      1999                      2000
                                     ------------              ------------              ------------              ------------
                                                                                          (Unaudited)               (Unaudited)
Net Sales                            $       --                $       --                $       --                $    750,000
Selling, General and
 Administrative Expenses                   53,786                   677,414                   338,700                   606,449
Issuance of common stock
 for services                                --                   2,557,270                   944,200                   220,750
Loss in unconsolidated
 subsidiaries                                --                     140,102                      --                        --
Lone Wolf settlement                         --                        --                        --                   1,000,000
                                     ------------              ------------              ------------              ------------
Loss from operations                      (53,786)               (3,374,786)               (1,282,900)               (1,077,199)
Net tax benefit                              none                      none                      none                      none
                                     ------------              ------------              ------------              ------------
Net loss                             $    (53,786)             $ (3,374,786)             $ (1,282,900)             $ (1,077,199)
                                     ============              ============              ============              ============
Net loss per common
  share - basic                      $       (.03)             $       (.59)             $       (.28)             $       (.12)
Net loss per common
  share - diluted                    $       (.01)             $       (.27)             $       (.14)             $       (.06)
Shares used in computing
  net loss per common
  share - basic                         1,997,918                 5,712,378                 4,588,128                 9,015,578
Shares used in computing
  net loss per common
  share - diluted                       4,086,967                12,775,755                 9,489,340                17,251,636

Balance Sheet Items

                                                     December 31,                             June 30,
                                           1999                       1998                      2000
                                       ------------              ------------              -------------
                                                                                            (Unaudited)

Cash                                   $     20,326              $         48              $    755,036
Working capital (deficit)                  (704,207)                  (55,216)               (2,771,737)
Total Assets                              9,799,074                   117,148                12,198,283
Current liabilities                         724,533                    55,264                 3,584,023
Long term obligations                          none                      none                      none
Total shareholders' equity                9,074,541                    61,884                 8,614,260

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. These factors, among others, may cause actual results, events, or performance to differ materially from those expressed in any forward-looking statements made in this registration.

         If any of the following events actually occurs, our business, financial condition, or operating results could be materially and adversely affected. In such case, the value of your investment may decline, and you may lose all or part of your investment.


We do no generate           At our current level of development, we do not
enough cash from            generate net cash from operations sufficient to meet
operations to fund our      our rapid growth. To fund our growth plan, we
growth plan.                require additional financing to meet the ongoing
                            liquidity needs of our operations. There can be no assurance, however, that our liquidity goals will be reached in the immediate future, if ever. If adequate funds are not available on acceptable terms, or at all, we may be unable to sustain our rapid growth, which would have a material adverse effect on our business, results of operations, and financial condition.

Your investment may         If additional funds are raised through the issuance
be diluted                  of equity securities, your percentage ownership in
                            the Company's equity will be reduced. Also, you may experience additional dilution in net book value per share, and the equity securities may have rights, preferences, or privileges senior to those of yours.

Our inability to manage     To manage our growth, we must implement systems, and
growth could hurt our       train and manage our employees. We may not be able
business                    to implement these action items in a timely manner,
                            or at all. Our inability to manage growth effectively could have a material adverse effect on our business operating results, and financial conditions. There can be no assurance that we will achieve our planned expansion goals, manage our growth effectively, or operate profitably.

Our inability to            The high technology construction-related services
compete and maintain        business in which we are engaged is highly
our niche in the high       competitive. Competition in the Company's markets is
technology construction     based primarily on price, product performance,
industry could hurt our     reputation, delivery times, and customer support. We
business                    believe that new product introduction and
                            enhancements of existing products are material factors for our continuing growth and profitability. No assurance can be given that we will continue to be successful in introducing new products or further enhancing existing products.

We are subject to the       We are dependent upon foreign suppliers for some of
risks of doing business     our materials and supplies. Our arrangements with
abroad                      suppliers are subject to the risks of doing business
                            abroad, such as import duties, trade restrictions, work stoppages, foreign currency fluctuations, political instability, and other factors which could have an adverse impact on the business of the Company. We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us, because other suppliers with whom we do business would be able to increase production to fulfill our requirements. However, the loss of certain of our suppliers, could, in the short-term, adversely affect our business until alternative supply arrangements were secured. If
                            Most Favored Nation ("MFN") status for China is restricted or revoked in the future, the costs of goods purchased from Chinese vendors is likely to increase. Management continues to closely monitor the situation and has determined that the production capabilities in countries outside China which have MFN status and, therefore, have favorable duty rates, would meet production needs. Such a change in suppliers may have a short-term adverse effect on operations and, possibly, earnings.

Our proprietary             Our success depends on our proprietary technology
technology may not          obtained through licensing agreements. We rely on a
be sufficiently             combination of contractual rights, patents, trade
protected                   secrets, know-how, trademarks, non-disclosure
                            agreements and technical measures to establish and protect our rights. We cannot assure you that the proprietary technology will not be copied or duplicated by competition.

Changes in technology       The markets for our products change rapidly because
may adversely affect        of technological innovation, changes in customer
our financial results       requirements, declining prices, and evolving
                            industry standards, among other factors. As a result, our success depends on our ability to timely innovate and integrate new technologies into our current products and service offerings. We cannot guarantee that we will successfully integrate new technologies into our services or develop new services in a timely manner.

                            Advances in technology also require us to commit substantial resources to acquiring and applying new technologies for use in our operations. We have to continually commit resources to train our personnel to use these new technologies and maintain the compatibility of existing software systems with these new technologies. We cannot be sure that we will be able to continue to commit the resources necessary to refresh our technology infrastructure at the rate demanded by our markets.

We may not be               The development of our business has been largely
able to attract             dependent on the efforts of Anthony D'Amato and Don
and retain key              Pollock. Although we have entered into employment
personnel                   contracts with Messrs. D'Amato and Pollock, the loss
                            of the services of either of these individuals could have a material adverse affect on the Company. We believe that our future success also will depend significantly upon our ability to attract, motivate, and retain additional highly skilled managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting, assimilating, and retaining the personnel we require to grow and operate profitability. Some of our senior management have only recently joined us. Of the employees listed in the management section of this prospectus, all have worked for us for less than two years.

If qualified employees are  Our ability to provide high-quality services on a
not available to us, our    timely basis requires that we employ an adequate
operations and growth       number of skilled engineers, scientists, design and
strategy will be adversely  technology professionals and project managers.
affected                    Accordingly, our ability to increase our operating
                            efficiency and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We, like many of our competitors, may experience shortages of qualified personnel. We may not be able to maintain an adequate level of skilled labor necessary to operate efficiently and to support our growth strategy and our labor expenses may increase as a result of a shortage in the supply of skilled personnel.

There is only a limited     Our securities are currently not listed in the
market for our stock and    Nasdaq Small Cap Market. Our Common Stock is traded
we cannot assure a more     on the OTC Bulletin Board under the symbol "ECIC".
significant market will     As a result, an investor may find it more difficult
ever develop                to dispose of, or to obtain accurate quotations as
                            to the market value of, our Common Stock.

Our securities may          If no exclusions from the definition of a "penny
be subject to "penny        stock" under applicable SEC regulations are
stock" trading              available, our securities would be subject to the
requirements                penny stock rules, which impose additional sales
                            practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. Consequently, the ability of broker-dealers to sell our securities to prospective purchasers and your ability to sell your securities in the secondary market may be limited.

We have limited             We only commenced operations in 1997. Accordingly,
operating history           our limited operating history makes predicting our
upon which you may          future operating results, including operating
evaluate us                 expenses, difficult. Our revenues may not grow at
                            the rate that we anticipate. or may not continue at their current levels.

Our profits which           We mainly carry out our projects and business
may be available for        through our subsidiaries and foreign equity joint
distribution may be         ventures established in China, India, Mexico and
limited                     other foreign countries. Profits available for
                            distribution by these companies are determined in accordance with accounting principles and financial regulations in each respective country, and profits as so determined may differ from profits determined in accordance with GAAP in certain significant aspects, which include the use of different bases for recognition of revenues and expenses. For example, under relevant Chinese foreign investment laws and regulations, profits available for distribution are determined after transfers to statutory reserve funds and the payment of taxes.
                            Under the "Law of the People's Republic of China on Chinese Foreign Equity Joint Ventures" and its implementing rules, the "Regulations of the People's
                            Republic of China Concerning Financial
                            Administration of Foreign Investment Enterprise" and the "Accounting System of the People's Republic of China for Foreign Investment Enterprises," profits may be distributed as dividends only after the following payments are made: (1) enterprise income tax (2) compensation, liquidated damages, late-payment penalties, penalty interest and fines;
                            (3) to cover previous years' losses; and (4) payments to the reserve fund,. enterprise development fund, the bonus and welfare fund for staff and workers. As of June 30, 2000, we had no profits of RMB which were available for distribution to shareholders as dividends.

Our operations are subject  Extensive governmental regulations in these areas
to extensive governmental   may delay or otherwise adversely impact the
regulation in the areas     development of our projects. We are subject to
of planning and zoning,     various laws and regulations concerning planning and
building design and         zoning, building design, and construction. We may
construction, human health, experience delays or other problems in the issuance
and the environment. Our    of the necessary permits and/or licenses to complete
projects may be delayed by  our projects. We cannot assure you that we will be
extensive governmental      able to obtain the necessary licenses or permits in
regulations                 a timely manner.


We may encounter            Construction projects that we have undertaken and
construction delays         expect to undertake in the future typically require
and cost overruns           substantial capital expenditures during the
                            construction period, and it may take many months or years before the project can be completed to generate positive cash flow. The duration and the costs involved in completing a project can be adversely affected by many factors including shortages of materials, equipment and labor, natural catastrophe. labor disputes, accidents and other unforeseeable circumstances. Delays in obtaining the requisite licenses, permits or approval from governmental agencies or authorities can also increase the costs, delay or prevent the pre-sale or completion of a project. Construction delays or failure to complete the construction of a project to its planned specifications or schedule may result in liabilities, loss of revenues and less attractive returns.

We may suffer capital       The climate and geology of China and India present
investment losses as well   increased risk of natural disasters as compared to
as lost revenues if natural many other regions in the world. Our business may be disasters and other events adversely affected to the extent that hurricanes,
resulting in losses in      severe storms, earthquakes. droughts, floods,
excess of our insurance     wildfires or other natural disasters or similar
proceeds                    events occur in an area where our projects are
                            underway. Although we have appropriate public liability insurance and comprehensive insurance for our projects, certain types of losses, such as losses from natural disasters, are generally not insured because they are either uninsurable or not cost justifiable. If an uninsured loss or a loss in excess of our insured limits occur, we may suffer losses of capital investment which would adversely affect future revenue streams while we remain liable for any financial obligations relating to the relevant project.

Fixed price contracts may   We currently generate, and expect to continue to
result in reduced           generate, a significant portion of our revenues
profitability on projects   under fixed price contracts. We must estimate the
                            costs of completing a particular project to bid for such fixed price contracts. The cost of labor and materials, however, may vary from the costs we originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may result in actual revenue and gross profits for a project differing from those we originally estimated and could result in reduced profitability and losses on projects. Depending upon the size of a particular project, variations from estimated contract costs can have a significant negative impact on our operating results for any fiscal quarter or year.

Many of our fitting out     Since 1978, the PRC government has been reforming,
and installation projects   and is expected to continue to reform, the PRC's
have been located in the    economic and political systems. Such reforms have
PRC. Our results of         resulted in significant social progress. Other
operations and financial    political, economic and social factors could also
condition may therefore     lead to further readjustment of the reform measures.
be influenced by the        This refinement and readjustment process may not
economic, political,        always have a positive effect on our operations in
legal and social            the PRC. At times, we may also be adversely affected
conditions in the PRC.      by changes in policies of the PRC's government such
                            as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.

Our holding company         We have no direct business operations, other than
structure creates           our ownership of our subsidiaries. While we have no
restrictions on the         current intention of paying dividends, should we
payment of dividends.       decide in the future to do so, as a holding company,
                            our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Risks relating to the       The economy of China differs from the economies of
economy of China            most countries belong to the Organization for
                            Economic Cooperation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Since 1949, the economy of China has been a planned economy subject to one and five year state plans adopted by central
                            Chinese government authorities and implemented, to a large extent, by provincial and local authorities, which plans set out production and development targets. Although the majority of productive assets in China are still owned by the government, economic reform policies since 1978 have emphasized decentralization and the utilization of market mechanisms in the development of the Chinese economy. Such economic reform measures adopted by the Chinese government may be inconsistent or ineffectual, and the Company may not be able to benefit from all such reforms.

                            Since 1978, the PRC government has been reforming, and is expected to continue to reform, the PRC's economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on the Company's operations in the PRC. The Company, at times, may also be adversely affected by changes in policies of the PRC's government such as changes in laws and regulation (or the interpretation thereof), the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad. The management of the Company believes that because of the broad support as a result of the success of such reforms, the basic principles underlying the reforms will continue to provide an acceptable framework for the PRC's political and economic systems.

China's legal system is     The Chinese legal system is based on written
relatively new, and the     statutes and, unlike common law systems, decided
application, interpretation legal cases in China have little precedential value. and enforcement of laws is In 1979, China began the process of developing its
difficult to predict        legal system by undertaking to promulgate a
                            comprehensive system of laws. On December 29, 1993, the National People's Congress promulgated the Company Law of The People's Republic of China (the
                            "Company Law"), which became effective on July 1, 1994. The Company Law, the rules and regulation promulgated under it and legal prescriptions relating to Chinese companies provide the core of the legal framework governing the corporate behavior of companies, such as the Company's subsidiaries, and their directors and shareholders. Because these laws, regulation and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If the government decides   In 1994, the People's Bank of China ("PBOC")
to devalue the Renminbi,    eliminated the prior system of fixed exchange rates
our results of operations   for conversion of Renminbi into other currencies in
could be affected in ways   favor of a system in which published exchange rates
that might be positive      reflect buying and selling rates (within a
or negative.                prescribed range) quoted by foreign exchange bank
                            participants in an interbank market. Since that time. the exchange rates for conversion of the Renminbi to the U.S. dollar have remained relatively stable, with the Renminbi appreciating slightly against the dollar. Although authoritative Chinese government sources confirm that there is no current intention to devalue the Renminbi. many independent economists believe that with domestic growth slowing and currency devaluations by other Asian countries putting pressure on the competitiveness of Chinese exports. the possibility exists of a future devaluation of the Renminbi. We have not entered into any agreements or purchased any instruments to hedge our exchange rate risks, although we may do so in the future.

If we fail to obtain        We rely on the revenue generated by our joint
and maintain foreign        venture subsidiaries. Under Chinese law, joint
exchange registration       venture companies must complete the procedures for
certificates, we            obtaining their foreign exchange registration
may not be able to          certificates and have such certificates annually
repatriate our income.      examined by the foreign exchange administrative
                            authorities of China, before principal and interest income in Renminbi generated in China can be converted into foreign currency and repatriated from the country in foreign currency. If we are unable to obtain the necessary foreign exchange registration certificates or fail to have such certificates examined annually for any of our joint venture companies, we may not be able to repatriate the Renminbi income earned by these companies in China, which may have an adverse impact on our business operations and financial position.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Shares by the Selling Securityholders. The Company will receive net proceeds of approximately $1,700,000 if all our Warrants are exercised.

         The Company does not anticipate receiving any proceeds from the sale of the 750,000 Shares offered by the Company pursuant to this Prospectus. Furthermore, the price or prices at which the Company sells the Shares, if any are sold, cannot be predicted; nor, can the Company predict the uses and needs it may have for the proceeds at the time of such sale or sales. Accordingly, the Company cannot predict either the total amount of the actual proceeds, if or when they may be received or how they may be used. In general, the Company anticipates using the Shares offered by the Company pursuant to this Prospectus to acquire other businesses.

         We currently intend to use the proceeds, assuming all Warrants are exercised, approximately as set forth below:

Use                                                           Amount     Percent
---                                                           ------     -------

Working Capital and other General Corporate Purposes        $1,700,000   100.00%

                                              TOTAL         $1,700,000   100.00%

         The foregoing represents our best estimate of the allocation of the proceeds of the offering based upon the present state of our business, operations, and plans, and current business conditions. We will have broad discretion to determine the use of a substantial portion of the proceeds of the offering. Conditions may develop which could cause us to reallocate proceeds from the categories listed above.

         Pending the above uses, we will invest the net proceeds in government securities and other short-term, investment-grade, interest-bearing instruments. The proceeds received from the exercise of the Warrants will be used entirely by us and will not benefit parties affiliated with us.

                                 DIVIDEND POLICY

         Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

                          MARKET PRICES OF COMMON STOCK

         Our Common Stock trades on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board under the symbol "ECIC". Set forth below is the range of high and low bid information for the Company's Common Stock for the two most recent fiscal years. This information represents prices between dealers and does not reflect retail mark-up or mark-down or commissions, and may not necessarily represent actual market transactions.

         Fiscal Period                                  High Bid      Low Bid

         1998:
         First Quarter...............................  $    .06       $   .06
         Second Quarter..............................      1.81           .05
         Third Quarter...............................      2.38           .25
         Fourth Quarter..............................      2.06           .81

         1999:
         First Quarter...............................  $ 2.9375       $  2.25
         Second Quarter..............................      2.25          2.15
         Third Quarter...............................    2.0625         1.875
         Fourth Quarter..............................    1.8125         1.625

         2000:
         First Quarter...............................  $   1.50       $ 1.375
         Second Quarter..............................     .8125         .8125

         On August 29, 2000, the closing sale price of our Common Stock as reported on the OTC Bulletin Board was $1.00 per share.

         As of August 30, 2000, there were approximately 446 record holders of the Company's outstanding Common Stock. Since additional shares of the Company's Common Stock are held for stockholders at brokerage firms and/or clearing houses, the Company was unable to determine the precise number of beneficial owners of its Common Stock as of August 30, 2000.

                             SELECTED FINANCIAL DATA

Income Statement Items

                                            Year Ended December 31,                             Six Months Ended June 30,

                                         1998                      1999                      1999                      2000
                                     ------------              ------------              ------------              ------------
                                                                                         (Unaudited)                (Unaudited)
Net Sales                            $       --                $       --                $       --                $    750,000
Selling, General and
 Administrative Expenses                   53,786                   677,414                   338,700                   606,449
Issuance of common stock
 for services                                --                   2,557,270                   944,200                   220,750
Loss in unconsolidated
 subsidiaries                                --                     140,102                      --                        --
Lone Wolf settlement                         --                        --                        --                   1,000,000
                                     ------------              ------------              ------------              ------------
Loss from operations                      (53,786)               (3,374,786)               (1,282,900)               (1,077,199)
Net tax benefit                              none                      none                      none                      none
                                     ------------              ------------              ------------              ------------
Net loss                             $    (53,786)             $ (3,374,786)             $ (1,282,900)             $ (1,077,199)
                                     ============              ============              ============              ============
Net loss per common
  share - basic                      $       (.03)             $       (.59)             $       (.28)             $       (.12)
Net loss per common
  share - diluted                    $       (.01)             $       (.27)             $       (.14)             $       (.06)
Shares used in computing
  net loss per common
  share - basic                         1,997,918                 5,712,378                 4,588,128                 9,015,578
Shares used in computing
  net loss per common
  share - diluted                       4,086,967                12,775,755                 9,489,340                17,251,636

Balance Sheet Items

                                                      December 31,                            June 30,
                                             1999                     1998                      2000
                                        ------------              ------------              ------------
                                                                                            (Unaudited)

Cash                                   $     20,326              $         48              $    755,036
Working capital (deficit)                  (704,207)                  (55,216)               (2,771,737)
Total Assets                              9,799,074                   117,148                12,198,283
Current liabilities                         724,533                    55,264                 3,584,023
Long term obligations                          none                      none                      none
Total shareholders' equity                9,074,541                    61,884                 8,614,260

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes appearing elsewhere in this prospectus.

Plan of Operation

Introduction

         The Company's Plan of Operation for the next twelve (12) months is to continue to aggressively market the Company's concrete masonry blocks and tile, the IMSI(R) masonry block building system, a surface exterior sealing bond, and the Bullhide(R) interior and exterior flooring and roofing sealant worldwide. The Company currently has operations in India, China, Mexico and the United States.

         The Company is presently making the transition from a development stage company to a fully operational company. The Company has become current in its reporting obligations under the Securities and Exchange Act of 1934 through the preparation and filing of its 1999 Annual Report on Form 10-KSB and subsequent quarterly reports. Since the Company has become current in its reporting obligations, and now that management has taken steps to secure the interim financing required to build out the Company. The Company removed the development stage classification with the filing of its June 30, 2000 Form 10-Q.

         The financial statements as of December 31, 1999, have been prepared on the going concern basis. The Company did not generate revenues for fiscal year ended 1999 due to the developmental stage of the Company. The Company financed its operations during the fiscal quarter ended March 31, 2000 and June 30, 2000 with short term loans from investors and directors of the Company totaling approximately $725,000. The Company anticipates that all non-director short term loans will be paid in full by September 30, 2000.

Cash Requirements

         On estimated revenues of $23 million for fiscal year 2000, the Company expects a pre-tax profit of approximately $9 million. The Company has secured financing from Starpoints Capital, Inc. to finance the purchase of equipment and machines to assist in the expanded operations. The Company does not anticipate the need for additional borrowing during the remainder of fiscal year 2000 unless the Company makes another acquisition. The Company should generate revenues sufficient to meet its operational costs for the remainder of fiscal year 2000.

Product Development

         The Company plans to continue the research and development of its construction related specialty products. Currently, the Company is focusing on the continued development of an infrared scanning technology which enables the user to pinpoint with accuracy the source of roof leaks, Bullhide(R) sealant products and research concerning the application of structure bond sealants on wet surfaces.
                                      -17-

Purchase of Equipment

         The Company anticipates purchasing two (2) additional mobile block plants during fiscal year 2000. During fiscal year 2001, the Company plans to purchase an additional four (4) mobile block plants resulting in the Company owning a total of ten (10) mobile block plants by the end of fiscal year 2001.

Staffing

         Consistent with its objective of making the transformation from a startup enterprise to a fully operation business, the Company during the next twelve (12) months plans to hire a significant number of employees, including senior executives in key management positions. Specifically, the Company plans to add approximately 167 employees, as follows:

                                                                      Aggregate Monthly General
                                                                      and Administrative Expenses
Company                                    No. of Employees           Including Existing Employees
-------                                    ----------------           ----------------------------
Construction Technologies, India                    60                        $30,000/month
Construction Technologies, Mexico                    1                         10,250/month
Great Wall New Building Systems, Ltd.              100                         12,500/month
Eagle Capital International, Ltd.                    6                         25,000/month

Six Months Ended June 30, 2000, as Compared to Six Months Ended June 30, 1999

         Revenues - At June 30, 2000, the Company had total assets of $12,198,283, as compared to total assets of $9,799,074 at December 31, 1999; current liabilities and total liabilities of $3,584,023 at June 30, 2000, as compared to current liabilities and total liabilities of $724,533 at December 31, 1999; and stockholders' equity at June 30, 2000 of $8,614,260, as compared to $9,074,541 at December 31, 1999. The principal reason for the decrease in stockholders' equity was due to the recording during the six months ended June 30, 2000 of a$1,000,000 note payable and related expense thereon to Lone Wolf Energy in exchange for the cancellation of an earlier purchase commitment the Company had entered into with Lone Wolf.

         Liquidity and Capital Resources - As of June 30, 2000, the Company's cash totaled $755,036 as compared to $20,326 at December 31, 1999. Net cash used in operations was $14,867 compared to $298,571 in the same quarter of 1999. The ability of the Company to generate cash flow in excess of its operating requirements depends in the short term on the performance of its India, China and Mexico subsidiaries. Management believes based upon current results that the company will be able to fund its operations entirely from revenue by the third quarter of 2000. The Company may require additional financing to fund existing operations until sufficient revenues are generated. The Company anticipates raising capital from the sale of its securities during the third quarter of 2000; however, in the interim for the months of July, August and September, 2000, certain directors and officers of the Company will advance funds sufficient to meet operational expenses. The timing and amount of the Company's additional financing needs will depend, inter alia, upon the revenues generated by the Company. It is anticipated that product development expenditures will be significantly increased during the third quarter of 2000, but it is also anticipated that such expenditures will be paid from then existing revenues.

         Results of Operations - Sales for the period ended June 30, 2000 were $750,00 compared with sales of $0 in the same quarter of 1999. Based upon current contracts, the Company expects sales of $23 million for fiscal 2000. In June 2000, Eagle received a non-refundable commission of $750,000 on a project in Bombay, India that will ultimately use over 3,000,000 of the patented IMSI System(R) blocks. It is anticipated that production will commence on this project in September 2000. The Company experienced net income of $99,748 for the quarter ended June 30, 2000, and a net loss of $1,077,199 for the six months ended June 30, 2000 compared to a net loss of $641,452 and $1,282,900 for the same periods of 1999. Net loss recorded for the six months ended June 30, 2000, is primarily due to the recording of a $1,000,000 note payable and related $1,000,000 expense to Lone Wolf Energy in exchange for the cancellation by Lone Wolf of an earlier purchase commitment entered into by the Company with Lone Wolf.

The Year Ended December 31, 1999 As Compared to the Year Ended December 31, 1998

         Financial Condition - At December 31, 1999, the Company had total assets of $9,799,074, as compared to total assets of $117,148 at December 31, 1998; current liabilities and total liabilities of $724,533, as compared to current liabilities and total liabilities of $55,264 at December 31, 1998; and a net worth of $9,074,541, as compared to a net worth of $61,884 in 1998. The principal reason for the increases in both total assets and net worth was due to the issuance of the Company's Preferred B securities in exchange for the Company's interests in IMSI, CTI, CTM, GWNBS. The Preferred B securities issued in connection with these acquisitions was recorded at a value of $10 per share ($1 value of common stock, conversion rate of 10:1).

         Liquidity and Capital Resources - As of December 31, 1999, the Company's cash totaled $20,326 as compared to $48 at December 31, 1998, an increase of $20,278. Net cash used in operations was $638,505 compared to $48 provided by operations in 1998. The increase in cash used in operations is primarily due to the increased net loss for 1999. The ability of the Company to generate cash flow in excess of its operating requirements depends in the short term on the performance of its India, China and Mexico subsidiaries. Management believes based upon current results that the company will be able to fund its operations entirely from revenue by the third quarter of 2000. The Company believes that it may require additional financing to fund existing operations until sufficient revenues are generated. The Company anticipates raising capital from the sale of its securities during the second quarter of 2000. The timing and amount of the Company's additional financing needs will depend, among other things, upon the revenues generated by the Company. It is anticipated that product development expenditures will be significantly increased during the third quarter of 2000, but it is also anticipated that such expenditures will be paid from then existing revenues.

         The Company has no present commitment that is likely to result in its liquidity increasing or decreasing in any significant way. In addition, the Company knows of no trend , additional demand, event or uncertainty that will result in, or that are reasonably likely to result in, the Company's liquidity increasing or decreasing in any material way.

         Results of Operations - Sales for 1999 were $0 compared with sales of $0 in 1998. Based upon current contracts, the Company expects sales of $25 million for fiscal 2000. The Company experienced a net loss of $3,374,786 in 1999 compared to a net loss of $53,786 in 1998. Of the $3,374,786 net loss in 1999, $2,557,270 or 76% was from the issuance of common and Preferred B securities in exchange for services to the Company.

The Year Ended December 31, 1998 As Compared to the Year Ended December 31, 1997

         As stated in the Company's 1997 Form 10-KSB filing, the Company had no active business at the end of that year. In the third quarter of 1998, negotiations for the acquisition of IMSI Cap Fund, Inc. were conducted. As a result of those discussions, the Company acquired IMSI Cap Fund on July 23, 1998 by issuing 1,286,400 shares of Class A convertible preferred stock valued at $118,423. The principal purpose of Cap Fund was to support the rapid development and expansion of IMSI block building system products by providing the necessary equipment funding. In addition, the following transpired on the date of acquisition or shortly thereafter: (i) 4,687,868 shares of outstanding common stock of the Company were exchanged for 1,171,967 shares of common stock under the terms of a 1-for-4 reverse stock split. All references to shares of the Company's common stock have been retroactively restated; (ii) holders of 330,000 shares of existing preferred stock of the Company converted such shares into 825,000 shares of the Company's common stock; (iii) IAC, Inc. changed its name to Eagle Capital International, Ltd. (iv) The former officers and directors of the Company were replaced by former Cap Fund officers and directors.

         The balance of the year was devoted to capital raising efforts and to positioning the Company for profitability.

         On January 15, 1999, the Company issued 257,027 shares of its Class B preferred stock to Great Wall New Building Systems, Inc. (Great Wall) in exchange for 64% of the Great Wall's outstanding common stock. Great Wall is an entity which has conducted the development of the IMSI block system in the Peoples Republic of China. Prior to the Company's purchase of Great Wall's common stock, Great Wall had raised approximately $425,000 from private investors. This acquisition will be accounted for as a purchase in 1999 with the assets and liabilities of Great Wall recorded as of the date of purchase at their fair market value and the operations consolidated from June 30, 1999 forward.

         On January 19, 1999, the Company issued 103,600 shares of its Class B preferred stock to Construction Technologies of India, Inc. (CT India) in exchange for approximately 40% of CT India's outstanding common stock. In addition, the Company agreed to purchase an additional 600,000 shares from CT India at $0.25 per share for a total purchase price of $150,000. Through July 1, 1999, the Company has purchased an additional 200,000 shares under this $150,000 commitment. Following the purchase of the additional 600,000 shares, the Company will own approximately 51% of CT India. CT India is an entity which has conducted the development of the IMSI block system in India. Prior to the Company's purchase of CT India's common stock, CT India had raised approximately $175,000 from private investors. This acquisition will be accounted for as a purchase in 1999 with the assets and liabilities of CT India recorded as of the dates of purchase at their fair market values and the operations consolidated from June 30, 1999 forward.

         On January 19, 1999, the Company issued 57,250 shares of its Class B preferred stock to Construction Technologies of Mexico, Inc. (CT Mexico) in exchange for approximately 50% of CT Mexico's outstanding common stock. In addition, the Company agreed to purchase an additional 600,00 shares from CT Mexico at $0.25 per share for a total purchase price of $150,000. Through July 1, 1999, the Company has purchased an additional 150,000 shares under this $150,000 commitment. Following the purchase of the additional 600,000 shares, the Company will own approximately 67% of CT Mexico. CT Mexico is an entity which has conducted the development of the IMSI block system in Mexico. Prior to the Company's purchase of CT Mexico's common stock, CT Mexico had raised approximately $150,000 from private investors. This acquisition will be accounted for as a purchase in 1999 with the assets and liabilities of CT Mexico recorded as of the dates of purchase at their fair market values and the operations consolidated from June 30, 1999 forward.

         Had the Company purchased their interests in the above three described transactions as of January 1, 1998, the following amounts presented on a proforma basis would have been recorded by the Company for the year ended December 31, 1998:

                 Sales                                     $             -0-
                 Net loss                                  $         541,361
                 Basic loss per weighted average
                   common share                            $            0.89

         In addition to the above transactions, the Company is negotiating the acquisition of an interest in IMSI in exchange for shares of the Company's Class B preferred stock. This acquisition will be accounted for by the Company using the cost method and valued at the to be determined fair value of the shares of Class B preferred stock issued.

         Liquidity - The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. Management of the Company believes that proceeds received from the planned sales of Company stock will enable the Company to continue as a going concern until the Company becomes profitable. In June 1999, the Company sold 600,000 shares of its common stock at $1.25 per share. The net proceeds received by the Company amounted to $652,000 after a 13% sales commission.

Liquidity and Capital Resources

         Liquidity - At December 31, 1999, the Company had current assets of $6,075,091, compared to $1,813,098 at March 31, 1999; total assets of $6,610,985 as compared to $2,379,335 at March 31, 1999; current liabilities of $2,126,916 as compared to $1,414,595 at March 31, 1999, and a current net worth of $4,484,069 as compared to $964,740 at March 31, 1999. The increase is primarily due to additional capital raised through the sale of preferred shares of the Company in a Private Placement Offering during the quarter ended June 30, 1999 (See Note 4 to Financial Statements), and the increase in net income for the nine months ended December 31, 1999.

         Capital Resources - The Company has obtained significant financing for continuing operations and growth. Five specific lines of credit have been opened, two financing agreements in Hong Kong and three financing agreements through its U.S. operations.

         We have no present commitment that is likely to result in liquidity increasing or decreasing in any material way. In addition, we know of no trend, additional demand, event or uncertainty that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

         We have no material commitments for capital expenditures. We know of no material trends, favorable or unfavorable, in our capital resources. We have no additional outstanding credit lines or credit commitments in place and has no additional current need for financial credit.

Year 2000

         All of our computer systems are Year 2000 compliant. The Year 2000 compliance issue has not and it is anticipated that it will not pose operational problems.

                                    BUSINESS

Cautionary Statement Relating
to Forward Looking Information

         We have included some forward-looking statements in this section and other places in the prospectus regarding our expectations after completion of this offering. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements express or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes", "expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies involve risks and uncertainties. You should read statements that contain these words carefully because they:

         o    discuss our future expectations
         o contain projections of our future operating results or of our future financial condition; or
         o    state other "forward looking" information

         We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

Introduction to Business

         Eagle Capital International, Ltd. (the "Company") is a Nevada corporation in the business of the manufacture, distribution and application of technologically advanced building products through a series of licensing agreements with Integrated Masonry Systems International, Inc. ("IMSI"), a Nevada corporation, and other companies.

Corporate History

         International Association Services, Limited, a British Virgin Islands corporation, was formed on November 21, 1990, as an association of podiatrists who wanted to meet to discuss and address common concerns and interests. This group of podiatrists had a management agreement with Dr. Michael Wener. In 1991, The Academy of Ambulatory Foot Surgery, Inc. requested Dr. Wener to look into the possibilities of obtaining a group medical malpractice insurance policy for members of The Academy and the Association. On April 10, 1992, the Company filed a DBA registration in California as International Associations' Coalition, Inc. On June 25, 1993, Dr. Wener formed a Nevada corporation, International Associations' Coalition, Inc. and did not renew the BVI registration and the California DBA was terminated.

         In late 1994, Lease Rite, Inc., a former subsidiary of an S-1 registration company, Tyvlsys, Inc., formed a wholly owned subsidiary IAC, Inc., a Nevada corporation, and merged with International Associations' Coalition, Inc. In January, 1995, Dr. Wener assigned his management contract with International Associations' Coalition, Inc. to IAC, Inc. In October, 1998, IAC, Inc. changed the Company's name to Eagle Capital International, Ltd.

         During 1998, the Company agreed to acquire the assets of IMSI Cap Fund, Inc., a private company. On July 23, 1999, the Company issued 1,286,400 of its Series A Preferred Stock in exchange for the assets of IMSI Cap Fund, Inc. The Company is reviewing the transaction with IMSI Cap Fund, Inc.

Trademarks and Licenses

IMSI Products

         The Company has the exclusive right to market the IMSI products in China, India and Mexico through licensing agreements with IMSI. The Company currently is finalizing licensing agreements with IMSI for Romania and the Balkan territories. The license agreements provide the Company with the right to market and use the IMSI patented technology and trademarks.

Bullhide Products

         With the Company's acquisition of forty-four percent (44%) of Bullhide Corporation, the Company acquired the rights to market and use the Bullhide(R) System and trademarks.

Product Lines

IMSI(R)Block System

         The IMSI Wall System features insulated reinforced masonry that is mortarless and dry-stacked. The bricks have pockets in which insulation is embedded within the wall, but it is done without sacrificing structural integrity. The bricks are stacked without the need for a layer of mortar between bricks. Instead, the IMSI system uses a patented combination of interlocking, along with a Structure Coat/Surface Bonding Cement which provides a weather resistant, structurally sound, and impermeable surface. The advantage of the IMSI(R)Block System are:

         o   Cost competitive
         o   Airtight
         o   Engineered for seismic conditions
         o   Low maintenance costs
         o   Environmentally friendly
         o   Quick installation
         o Ease of installation; semi-skilled workers can be quickly and easily trained
         o Flexibility of use; commercial, industrial, residential, institutional, and governmental construction

The Bullhide(R) System

         The Bullhide(R) system consists of a patent pending proprietary polyurethane material and certain technologies for the manufacturing and application of the product. Bullhide's primary products are Bullhide 2000 and QUARRA 2000.

         Bullhide 2000 is the primary product used in the Bullhide(R) system. It is a two-component fast reacting polyurethane elastomer that is 100% solid, surpassing all other known 100% solid linings in the "combined toughness index (PSI tensile strength and elongation). The product is (i) resistant to water, fuels, oils and most chemicals, (ii) available in a variety of colors, (iii) available with either a smooth or non-slip surface, (iii) permanently flexible to -40F, (iv) adheres to virtually anything and (v) retains toughness up to +250F. Other products include Bullhide 1500 and certain primers used to prepare the surface for the Bullhide(R) product.

         QUARRA 2000 is the primary product in the QUARRA(R) product line, which markets industrial formulations of the well-established bed liner products. QUARRA 2000 is a rubbery tough coating (up to 1/4") with extreme abrasion and impact resistance, stretchability and non-slip properties. Applications include parking decks, warehouse floors, shipping docks, rail ore cars, secondary chemical and waste water containment and waterproofing. Other products in the QUARRA(R) line include QUARRA 1500 and QUARRA 2400.

         The heart and the brains of the Bullhide(R) system is the Spray Master 3030. This is a plural component, high volume low pressure spray molding machine. The electronically controlled metering system assures a perfectly "on-ratio" application every time. In conjunction with the new Quarra(R) products, Bullhide developed a high output application machine to shorten the industrial job times. The Spraymaster 3050 is a high-output application machine with four times the output of the 3030 machine and the capacity to coat 10,000 square feet per day of QUARRA coatings.

Development of Markets

         The Company relies on it's management's ability to determine the existence and extent of available markets for its products. Company management has considerable marketing background and devotes a significant portion of its time to marketing related activities. The Company also utilizes the local marketing knowledge of its joint venture partners and subsidiaries to network in the countries covered by the Company's licensing agreements.

         The Company markets it's building related products under the IMSI(R)Block trademark and the polyurethane elastomer and application system marketed by subsidiary Bullhide Corporation under the QUARRA(R) trademark.

         The contracts obtained by the Company have resulted in the Company being positioned to capture a substantial segment of the enormous demand for labor-friendly, energy-efficient, rapid-deployment, low-cost construction technologies and building methods. The Company is developing established and emerging global markets by utilizing its own comparative strengths in concert with those of its technology partner, IMSI, and those of other selected strategic partners. Current strategic relationships have been established in America, Asia, the Middle East, and the Mediterranean Basin. Two (2) such strategic joint ventures and license arrangements have been organized with Arabian Masonry Systems, Inc. and U.S. Tech Building Systems, Inc.

The Company is focusing on the following core competencies:

         o Strategic planning and implementation of finance, marketing and sales objectives
         o    Training
         o    Administrative oversight of manufacturing activities
         o Establishment of cooperative joint ventures with strategic partners operating in target markets

         One of the greatest benefits of the Company's focus on creating joint ventures in local markets is that it minimizes the Company's exposure in terms of capital outlay while providing a tremendous advantage for the Company in terms of the utilization of local labor and materials. This allows the Company to effectuate the transfer of technology and training while gaining the political benefit of "keeping it local" which reflects positively on the Company, our local partners, and the local or foreign government of the jurisdiction in which the contract is being fulfilled.

         Each of the Company's selected global partners and licensees provides the Company with essential political and business relationships with prominent local business and government entities, as well as specific knowledge of commercial opportunities and cultural, legal and business marketing into the markets in which such knowledge and relationships are virtually impossible for an outside company to acquire.

         The three major prime market areas where the Company has established joint ventures are as mentioned earlier: China, India, and Mexico. In each joint venture, the Company has a controlling interest.

Operations of Subsidiaries

China

         For centuries, the Chinese have built their homes and buildings with brick made from red clay. The harvesting of this clay has destroyed millions of acres of precious agricultural topsoil, putting additional pressure on the government of the Peoples Republic of China (the "PRC") to feed its 1.3 billion citizens. In reaction, the Chinese government has implemented a program to phase out the use of red clay brick for residential construction in China. The PRC has recognized that the IMSI wall system offers environmental benefits, as well as advantages in terms of energy saving and ease of construction. On that basis, and in the face of ongoing critical shortages of quality housing, the State Building Materials Bureau of the PCR has joined with the Company's Great Wall New Building System ("GWNRS") subsidiary to promote the establishment of the wall system as a standard construction method for China's housing market.

         Heating cost is another big factor effecting China's housing market. China wastes 1.6 million metric tons of energy annually as a result of insufficient insulation. Though most of China heats its buildings only four months of the year, it uses three times as much energy for heating as does the United States. According to the Director of China's program for new building materials, Chen Fu Guang, the insulated masonry system will address this crisis in residential energy use.

         To launch the program for China's adoption of the insulated masonry system nationwide, the Bureau, together with officials of the Beijing municipality, has authorized the construction of multi-story residential buildings in Beijing Mi Yun County, an affluent suburb of Beijing City. In addition, plans are in place for an industrial symposium to be hosted by the central PRC government and to chronicle the Mi Yun project and produce a documentary for airing on China's State run television in order to increase awareness of the new building system.

         The Company's subsidiary, Great Wall New Building Systems, controls a $4 million registered capital joint venture in Beijing Mi Yun county. The Joint Venture, which is in partnership with the Beijing Shuanglong ("Double Dragon") Cement Works (annual production 500,000 metric tons), occupies a 12 acre site, and in June of 1999 was commissioned by Double Dragon to construct 5 million square feet of mid-rise residential construction for fiscal 2000- 2001 based on the IMSI(R)Block manufactured at joint venture facilities. The joint venture also will market IMSI block and conventional masonry products to the general market. It expects to double capacity in 2001 and to replicate its operation in Lioaning Province in Northern China, where the need for energy efficiencies offered by the IMSI(R)Block system is particularly acute. Based upon our joint venture contract, the Company expects sales to exceed $100 million over the next 4 years.

India

         In India, the world's second largest country in terms of population (over I billion inhabitants), the Company has entered into partnership with prominent Indian developers which together form Construction Technologies of India (CTI). Again, the Company holds a controlling interest in this joint venture.

         In May of 2000, the Company finalized contracts with Mr. Jayant Tipnis for orders of over 5 million system block of the patented IMSI(R)Block system valued at over $10 Million USD. Production in Bombay will begin in the second quarter of 2000. The Company is currently negotiating several large contracts with major Indian developers that would dramatically increase the aforementioned numbers. In addition to Bombay, Eagle/CTI is working with CITCO, MHADA, HUDCO and NPPI to be part of the construction of 254 buildings, each three to seven stories in the State of Maharastra.

         As in China, the Company anticipates its opportunities in India will expand dramatically both within the two regions in which it has existing commitments and into other identified main population centers. The British influence on India helps facilitate both language and governmental functions. As in China, the Company's Indian joint venture is the exclusive authorized representative of IMSI technologies and related business development activities.

Mexico

         In Mexico, the Company has the added advantage of proximity to the United States in addition to the opportunities and protections afforded by the North American Free Trade Agreement (NAFTA). A number of sizeable projects with the Company's politically and commercially prominent Mexican joint venture partners are ready for near-term implementation. The Company has become the majority owner of Construction Technologies of Mexico(CTM) which will function as the Company's Mexican operating arm.

         The Company foresees that both short and long term business prospects in Mexico are robust as the country continues to aggressively expand its economic and physical infrastructure. A major social and political goal of the Federal Government of Mexico and of key local Mexican governmental authorities is the rapid development of low-cost, proven housing technologies.

         In May of 2000, the Company signed a contract with Probesa, Inc. a Juarez, Mexico cement manufacturer to lease Probesa one of our Mobile Surface Bonding Machines to augment their existing capacity. The Company will have full, unencumbered access to the plant when is not running standard concrete block for Probesa. The contract with Probesa will generate a minimum of $70,000.00 USD per month over the next six months.

Employees

         As of August 1, 2000 the Company had 11 employees. 7 people worked for the Corporate entity, 2 people for the China subsidiary, 2 people for the Mexican subsidiary and 18 people for the Indian subsidiary.

Competition

         Presently, the Company is unaware of other construction technology which will withstand environments prone to natural disasters and extreme weather conditions that commonly occur in the countries in which the Company has operations. With the enormous demand for new construction technologies from developing countries, the Company anticipates competition at some point in the future.

Government Regulation

         In the spring of 1999, the President of the United States renewed the People's Republic of China's "Most Favored Nation" ("MFN") treatment for entry of goods into the United States for an additional year. In the context of United States tariff legislation, MFN treatment means that products are subject to favorable duty rates upon entry into the United States. IF MFN status for China is restricted or revoked in the future, our cost of goods purchased from Chinese vendors is likely to increase. A resultant change in suppliers would likely have an adverse effect on our operations and, possibly, earnings, although management believes such adversity would be short-term as a result of its ability to find alternative suppliers. We continue to closely monitor the situation and have determined that the production capabilities in countries outside China which have MFN status and, therefore, have favorable duty rates, would meet our production needs.

         The United States and Mexico are part of the North American Free Trade Agreement (NAFTA) which is the most comprehensive regional free trade agreement ever negotiated. NAFTA created the world's largest free trade area. NAFTA provides for certain U.S. exports such as machines tools and equipment to be eligible for duty-free treatment or reduced tariffs. If NAFTA is restricted or revoked in the future, our operation in Mexico would be adversely impacted.

                                   MANAGEMENT


Directors and Executive Officers

         The following table sets forth certain information with respect to our executive officers (including subsidiaries) and directors as of the date of this prospectus.

Name                        Age                Position
----                        ---                --------

Anthony D'Amato             31                President and Director

Ralph Thomson               60                Secretary and Director

Andros Savvides             37                Director

Donald Pollock              56                Director

Robert P. Kornahrens        42                Director

Charles A. Gargano          62                Director

Wilford G. Mango, Jr.       60                Chief Operating Officer

Dr. Steven Levy             49                President, Great Wall New
                                                Building Systems, Ltd.

S.C. Gupta                  66                Director of India Operations

Noah Sifuentes              47                President, Construction
                                                Technologies of Mexico, Inc.


         There are no other significant employees. There are no family relationships between the above listed persons, nor is there any involvement in certain legal proceedings.

         ANTHONY D'AMATO joined the Company in April 1999 as a Director and has served as Chairman since May 1999. Since June 1, 1999, Mr. D'Amato has served as President and CEO of the Company. Since May 1997, he has served as a Director of Drake Alexander & Associates, Inc. and was elected Chairman of the Board of Directors in 1998. From 1992 to June 1999, Mr. D'Amato held various positions with KB Electronics, Inc., a mid-size electronics manufacturer and served as a director from 1995 to June 1999. Mr. D'Amato has also served as an officer and director of UC'NWIN Systems Corporation, a publicly traded company since June 1998. Mr. D'Amato earned a BA in Finance from C.W. Post College in 1993.

         DR. RALPH THOMSON joined the Company as a director in November, 1998, and was later named Corporate Secretary. Dr. Thomson's career spans over thirty years and involves experience in International and Domestic market development, trade policy, as well as regulatory and legislative activity. He is currently the president and CEO of International Business Catalyst, a firm devoted to International Marketing, Executive Sales, mergers and acquisitions. Dr. Thomson has served as an advisor on employment, economic development, trade and export issues for the Nixon, Ford, Carter, and Reagan administrations. Dr. Thomson directed the establishment of Electronic Industry relations with the governments of Canada, Brazil, Hong Kong, Singapore, Korea, the Philippines, and India. Dr. Thomson has Master's Degrees and a PhD in International Affairs, Economics, and Law & Diplomacy from the Fletcher School of Law and Harvard University with dissertation under Dr. Henry Kissinger.

         ANDROS S. SAVVIDES joined the Company as a director in November, 1999. Mr. Savvides is one of the founders of Excel Group Inc. a large New York Construction and Engineering firm founded in 1988. Mr. Savvides is a leader in many cutting edge industry trends and his company is one of the few ISO-9000 certified companies in the construction industry. Mr. Savvides received his B.A. in Computer Science/Business from C.W. Post College in 1995.

         DONALD POLLOCK joined the Company as Treasurer in April, 2000. Mr Pollock has owned his own consulting company since early 1999. Previously, Mr. Pollock was with JM Family Enterprises, Inc., whose subsidiaries include Southeast Toyota Distributions, Inc. and World Omni Financial Corp. During his 15-year tenure with JM, Mr. Pollock was the Vice President of The Dealer Development Group, Inc., a dealer investment program that he developed from inception. In addition to overseeing the investments of the various dealerships, his duties included establishing operating and financial controls. While with JM, Mr. Pollock was also the Director of Business Management for Southeast Toyota Distributors, Inc., and held numerous other executive positions with World Omni Financial Corp. Mr. Pollock also has an extensive background with Ford Motor Credit Corporation. Mr. Pollock earned a Bachelor of Science Degree in Economics in 1966 from Jacksonville University.

         ROBERT P. KORNAHRENS joined the Company as a director in April, 2000. In 1983, Mr. Kornahrens started Advanced Roofing, Inc., one of the largest roofing contractors in South Florida with annual revenues in excess of twenty million dollars. Prior to 1983, Mr. Kornahrens was employed in several management positions with Triple M Roofing Corporation in New York. Mr. Kornahrens is considered an expert in the roofing industry and has authored numerous articles that have appeared in trade and education publications. Mr. Kornahrens earned a Bachelor of Science Degree in Business Administration from the University of Arizona in 1979.

         CHARLES A. GARGANO joined the Company as a director in June, 2000. Mr. Gargano is the Chairman and Commissioner of the Empire State Development Corporation and

Vice Chairman of the New York/New Jersey Port Authority. He has had a long and distinguished career in public serve as both a Diplomat and an Administrator. Following a very successful career in the private sector as a principal at J.D. Posillico Engineering and Construction. He helped build J.D. Posillico from 30 person in 1963 to over 800 persons in 1978. He was appointed Deputy Administrator of the Federal Urban Mass Transportation Administration by President Reagon in 1981, and then as Ambassador to Trinidad and Tobago from 1988 to 1991. Chairman Gargano has B.S. and M.B.A. degrees from Fairleigh Dickinson University and an M.S. in Civil Engineering from Manhattan College.

         WILFRED G. MANGO, JR. joined the Company in August 2000 as Chief Operating Officer and Director. Since 1980, Mr Mango has been Chairman and CEO of George A. Fuller Company and its parent company, The Fuller Group, Inc., specializing in major building construction and real estate development. Prior to 1980, Mr. Mango held executive positions at ITT and the Crimmins Companies. Throughout his career, Mr. Mango has had extensive international experience. In recent years, he has concentrated on business in China, Mexico, Russia, Eastern Europe and other developing areas. He has been responsible for billions of dollars of development and construction work throughout the world. Mr Mango holds a B.S. degree from Lehigh University and an MBA from New York University.

         DR. STEVEN LEVY joined the Company in September 1999 as President of Eagle's China subsidiary, Great Wall New Building Systems, Ltd. Dr. Levy has fifteen years business experience in emerging economies, including China and the former Soviet Union. Previously, Dr. Levy was in private law practice as corporate counsel to international organizations and businesses. Other affiliations include service as adjunct faculty - University of Baltimore, Merrick School of Business and as a member of the President's Export Council (1990 - 1993), Subcommittee on Export Administration. Among his achievements in China before joining Great Wall New Building Systems, Ltd. was to arrange a commitment by the PRC government for investment support for new venture activity in China. Dr. Levy holds a Juris Doctor degreem from the University of Chicago Law School and a Ph.D. from Cornell University, Ithaca, New York. Dr. Levy has numerous publications on international law and business and is active in interfaith philanthropy, the Catholic Archdiocese of Maryland, and serves as the Honorary Co-Chair of the Papal Millennium Concert Series.

         S.C. GUPTA joined the Company in October, 1999, as Director of India operations. Mr. Gupta has enjoyed a business career that has spanned over 40 years in the public and private sector. Most recently, before joining Eagle, Mr. Gupta was executive vice president of Cummings, LLC, a British company specializing in construction and public works in India. Mr. Gupta is also a past President of the World's Hindu Foundation. Mr. Gupta has advanced degrees from the University of London, London, England.

         NOAH SIFUENTES joined the Company in February, 2000 as President of the Company's Mexico subsidiary, Construction Technology of Mexico. Mr. Sifuentes has twenty years of business experience in sales, marketing and advertising as a corporate executive and consultant in the United States and Latin America. In the last seven years, Mr. Sifuentes has worked exclusively in Mexico and Latin America. Prior to joining the Company, beginning in

1995, Mr. Sifuentes was the President and Chief Executive Officer of Sifuentes Enterprises and Adcorp International headquartered in Mexico City. Mr. Sifuentes is a member of several professional associations including the Mexican Direct Selling Association (Executive Committee), the Young Presidents Association (Mexico City Chapter) and the Utah Entrepreneurial Forum. Mr. Sifuentes holds a B.S. degree in International Relations and a B.A. degree in Public Relations from Brigham Young University.

Board Committees

         In June, 2000, the Board of Directors appointed Audit and Executive Compensation/Stock Option Committees. The Audit Committee consists of Messrs. Savvides, and Gargano, and the Executive Compensation/Stock Option Committee consists of Messrs. Gargano, Savvides and Pollock. The Audit Committee recommends the engagement of independent auditors to the board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with the Company's independent auditors, reviews the Company's internal accounting controls, and approves services to be performed by the Company's independent auditors. The Executive Compensation/Stock Option Committee considers and authorizes remuneration arrangements for senior management and grants Options under, and administers, the Company's 1994 Employee Stock Option Plan. The entire Board of Directors operates as a nominating committee.

Director's Compensation

         We currently reimburse each director for expenses incurred in connection with attendance at each meeting of the Board of Directors or a committee on which he serves. In addition, currently, non-employee directors are entitled to be paid a fee of $5,000 per year and are required to attend one (1) meeting per month and each Director is entitled to receive 62,500 restricted common stock per year.


Limitations on Liability and Indemnification Matters

         We have adopted provisions in our articles of incorporation and bylaws that will limit the liability of our directors to the fullest extent permitted by the by the Delaware General Corporation Law. Pursuant to such provisions, no director will be liable to the Company or its Securityholders for monetary damages for breaches of certain fiduciary duties as a director of the Company. The limitation of liability will not affect a director's liability for a breach of the director's duty of loyalty to the company or its Securityholders, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, any unlawful distributions, or a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.

         Our articles of incorporation will permit, and our bylaws will require, us to indemnify officers and directors to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the company, arising out of the person's services as a director or executive officer of the company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling person based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Executive Compensation

         The following table sets forth annual remuneration of $100,000 or more paid for the fiscal years ended December 31, 1998 and 1999 and proposed to be paid for the fiscal year ended December 31, 2000 to certain officers and directors of the Company:

         The following table sets forth certain compensation information for the fiscal years ended December 31, 1997, 1998 and 1999 with regard to the Company's Chief Executive Officer and other officers and directors whose combined salary and bonus was in excess of $100,000 (the "Named Officers"):


                                                              SUMMARY COMPENSATION TABLE
                           --------------------------------------------   ---------------------------------------
                                         Annual Compensation                      Long Term Compensation
                           --------------------------------------------   ---------------------------------------
                                                                                   Awards                Payments
                                                                          -------------------------      --------
                                                                           Restricted   Securities
Name of Individual                                       Other Annual      Stock        Underlying/      LTIP            All Other
and Principal Position     Year     Salary      Bonus    Compensation(1)   Award(s)     Options/SARs     Payouts       Compensation
----------------------     ----     ------      -----    ---------------   --------     ------------     -------       ------------
Anthony D'Amato
  President                1999       $-0-      $-0-        625,000(2)        -0-           -0-            -0-              -0-

Richard Lahey
 Treasurer                 1999       $-0-      $-0-        375,000           -0-           -0-            -0-              -0-

Dr. Ralph Thompson
 Secretary                 1999       $63,000   $-0-        125,000           -0-           -0-            -0-              -0-

------------------
(1) Other Annual Compensation for all officers and directors was in the form of shares of the Company's restricted common stock.

(2) Pursuant to an Employment Agreement, Anthony D'Amato received 625,000 shares of the Company's restricted common stock in 1999, and it is anticipated Mr. D'Amato will receive 198,000 additional shares of the Company's restricted common stock in lieu of his annual compensation.

                              CERTAIN TRANSACTIONS


Guaranty of Bank Line of Credit

         In April, 2000, we arranged a line of credit with Republic Security Financial Corporation in the amount of $225,000. To secure the line of credit, Anthony D'Amato, our Chief Executive Officer and President, provided his personal payment guaranty. The average outstanding balance of this line of credit is $225,000.

IMSI Licensing Agreement

         The Company operates in China, India, and Mexico pursuant to three (3) licensing agreements with Integrated Masonry Systems International, Inc. The Company owns thirty-eight percent (38%) of the issued and outstanding shares of IMSI.

                            PRINCIPAL SECURITYHOLDERS

         The following table sets forth, as of the date of this Prospectus, certain information concerning beneficial ownership of our Common Stock by (i) each person known to us to own 5% or more of our outstanding Common Stock, (ii) all directors of the Company and (iii) all directors and officers of the Company as a group:

                                                                                            Percentage of Shares (1)

                                                                        Number              Before            After
Name & Address                         Position with Company         of Shares(2)          Offering        Offering(3)
--------------                         ---------------------         ---------             --------        -----------
Anthony D'Amato                            Chairman, CEO,              1,496,750             7.7%             7.1%
19244 Natures View Ct.                 President and Director
Boca Raton, FL 33431

Dr. Ralph Thomson                      Secretary and Director           130,000              0.7%             0.6%
8120 Royal Lane
Sandy, Utah 84093

Mr. Andros Savvides                           Director                  287,500              1.5%             1.4%
1900 Corporate Blvd.
Suite 400E
Boca Raton, FL 33431

Wilfred G. Mango, Jr.                     Chief Operating                  0                   0                0
30 Winding Lane                               Officer
Greenwich, CT 06831

Donald Pollock                                Director                     0                   0                0
1900 Corporate Blvd., Ste 400E
Boca Raton, FL 33431

Robert Kornahrens                             Director                     0                   0                0
1900 Corporate Blvd., Ste 400E
Boca Raton, FL 33431

Charles A. Gargano                            Director                     0                   0                0
1900 Corporate Blvd., Ste 400E
Boca Raton, FL 33431

Richard W. Lahey                                                     1,515,700(4)            5.9%             5.4%
8 Woodland Place
Kentfield, CA 94904

IMSI Capital Fund, Inc.                                              1,783,500(5)            9.2%             8.5%
543 East 800 South
Orem, UT 84097

Randy D. Gleave                          Contract Employee            364,800(6)             1.9%             1.7%
1890 North 820 West
Orem, UT 84057

                                                                                           Percentage of Shares (1)

                                                                        Number              Before           After
Name and Address                       Position with Company         of Shares(2)          Offering        Offering(3)
----------------                       ---------------------         ---------             --------        --------
Media Synergistics                                                    589,110(6)             3.0%             2.8%
935 N. Industrial Park Drive
Orem, UT 84057

Ledeor International Ltd.                                             310,000(7)             1.6%             1.5%
c/o ICS (USA), Inc.
Atlantic Professional Building
1591 East Atlantic Blvd.
Suite 200
Pompano Beach, Florida 33060

Patronus Industries, LC                                               418,460(8)             2.2%             2.0%
Attn: Richard J. Anderson
57 West 300 South
Farmington, UT 84025

Sonoma T. Corporation                                                 403,750(9)             2.1%             1.9%
543 East 800 South
Orem, UT 84097
---------------------------------

All Officers and Directors
as a Group (8)                                                      1,789,250                8.9%             8.7%

---------------------------------
(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2) Assumes conversion of all Convertible Preferred A and Preferred B shares to Common Stock.

(3) Assumes conversion of all Convertible Promissory Notes and Warrants to Common Stock.

(4) Mr. Lahey is a former director of the Company. Mr. Lahey owns 250,000 Convertible Preferred A shares, which shares comprise 25.9% of the issued and outstanding Preferred A shares, immediately convertible into 625,000 shares of Common Stock. Additionally, Mr. Lahey's number of shares includes 40,000 shares controlled by Mr. Lahey as a Trustee.

(5) Includes 714,400 Convertible Preferred A shares which shares comprise 74.1% of the issued and outstanding Preferred A shares immediately convertible into 1,793,500 shares of Common Stock.

(6) Mr. Gleave is a contract employee of the Company who specializes in public relations. Mr. Gleave is the principal shareholder of Media Synergistics. Mr. Gleave, individually, and through Media Synergistics controls a total of 95,391 Convertible Preferred B shares, which shares comprise 16.3% of the issued and outstanding Preferred B shares, and which shares are immediately convertible into 953,910 shares of Common Stock in the aggregate.

(7) Includes 31,000 Convertible Preferred B shares which shares comprise 5.3% of the issued and outstanding Preferred B shares immediately convertible to 310,000 shares of Common Stock.

(8) Includes 41,846 Convertible Preferred B shares which shares comprise 7.1% of the issued and outstanding Preferred B shares immediately convertible to 418,460 shares of Common Stock.

(9) Includes 40,375 Convertible Preferred B shares which shares comprise 6.9% of the issued and outstanding Preferred B shares immediately convertible into 403,750 shares of Common Stock.

                            DESCRIPTION OF SECURITIES


          The Company is authorized to issue 70,000,000 shares of Common Stock, $.001 par value per share, and 20,000,000 shares of Preferred Stock, $.001 par value per share. As of the date of this Prospectus, there are 10,432,692 shares of Common Stock issued and outstanding, 967,400 shares of Series A Preferred Stock, and 585,942 shares of Series B Preferred Stock.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and, except as noted herein, there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the Shares, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

         The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares, and, as a result, their percentage equity interest in the Company would be reduced. Pursuant to the Company's Bylaws, except for any matters which, pursuant to corporate law, require a greater percentage vote for approval (including, for example certain mergers and consolidations and the amendment of certain provisions of the Company's Bylaws) , the holders of majority of the issued and outstanding Common Stock entitled to vote, if present in person or by proxy, are necessary and sufficient to constitute a quorum for the transaction of business at meetings of the Company's stockholders. Further, except as to any matter which, pursuant to corporate law, requires a greater percentage vote for approval (including, for example, certain mergers, consolidations, sales of substantially all of the assets, and amendments to certain provisions of the charter and Bylaws, of the Company), the affirmative vote of the holders of a majority of the Common Stock voted on the matter (provided a quorum as aforesaid is present) is necessary and sufficient to authorize, affirm or ratify any act or action except the election of directors, which is by a plurality of the votes cast.

         The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Common Stock can elect all of the directors to be elected in any election. In such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by the resignation, death or removal of directors.

         In addition to voting at duly called meetings at which a quorum is present in person or by proxy, corporate law, the Charter and the Company's Bylaws provide that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of that number of the outstanding shares of the capital stock of the Company entitled to vote thereon which would be required to take the subject action. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send to each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

         After the offering and after giving effect to the conversion of all preferred stock, exercise of all Warrants and the conversion of all Convertible Promissory Notes, the Company's executive officers and directors will beneficially own approximately 9.8% of the outstanding shares of Common Stock, and may accordingly be in a position to significantly influence the voting results of certain actions required or permitted to be taken by stockholders of the Company, including the election of directors. As a result, the officers and directors of the Company may be in a position to control the outcome of substantially all matters on which stockholders are entitled to vote, including the election of directors.

Convertible Preferred Stock

         The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders as of the date of this Prospectus.

         As of the date of this Offering, the Company has issued 967,400 shares of Series A Preferred Stock and 600,536 shares of Series B Preferred Stock, each series $.001 par value. The issuance of additional preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock. The Company has no present plan to issue any additional shares of preferred stock.

          A brief description of the Company's "Convertible Preferred Stock" including the preferences, dividends, conversion and other rights, all as set by the Board of Directors of the Company, is as follows. A more detailed explanation regarding the Preferred Stock may be found in the Amendment to the Company's Articles of Incorporation.

Series A Convertible Preferred Stock

Designation and Initial
Number

The class of shares of Preferred Stock hereby classified shall be designated the "Series A Preferred Stock" (hereinafter referred to as the "Preferred Stock"). The initial number of authorized shares of the Preferred Stock is 10,000,000.

Voting Rights

Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of common stock into which such share of Series A Preferred Stock is then convertible.

Dividends

The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend on the Common Stock of the corporation or any other series of Preferred Stock on the corporation, cumulative dividends in an aggregate annual amount equal to twenty percent (20%) of the corporation's after-tax earnings, if any, for each fiscal year (commencing with the year ending December 31, 1999), as determined by the corporation's independent accountants, in accordance with generally accepted accounting principles applied on a basis consistent with prior period.

Liquidation and Dissolution

Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to a preferential liquidation payment, before any distribution or payment is made to the holders of Common Stock or Series B Preferred Stock, in an amount equal to any dividends accrued but unpaid with respect to the Series A Preferred Stock (whether or not declared), computed to the date payment thereof is made available.

Conversion

The holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to covert any such shares of Series A Preferred Stock into two and one-half shares of the Company's fully paid and non-assessable Common Stock.

Series B Convertible Preferred Stock

Designation and Initial
Number

The class of shares of Preferred Stock hereby classified shall be designated "Series B Preferred Stock" (hereinafter referred to as the "Preferred Stock"). The initial number of authorized shares of the Preferred Stock is 1,000,000.

Voting Rights

Each share of Series B Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of common stock into which such share of Series B Preferred Stock is then convertible.

Dividends

Dividends may be paid on the outstanding shares of Series B Preferred Stock when and if declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be declared or paid with respect to the Series B Preferred Stock until the preferential dividends specified for the Series A Preferred Stock or any other shares or series of Preferred Stock having preferential dividend rights have been paid or set apart. The right to dividends on shares of Series B Preferred Stock shall not be cumulative, and no right shall accrue to the holders of Series B Preferred Stock by reason of the fact that dividends are not declared with respect to any period.

Liquidation and Dissolution

Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the payment of the holders of Series A Preferred Stock of the full preferential amount to which they are entitled as set forth above, the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive all remaining assets of the corporation on a pro-rata basis, with each share of Series A Preferred Stock and Series B Preferred Stock being treated as if converted into shares of Common Stock, at the Conversion Rates provided for herein.

Conversion

Each holders of any share or shares of Series B Preferred Stock shall have the right, at its option at any time, to covert any such shares of Series B Preferred Stock into ten shares of the Company's fully paid and non-assessable Common Stock.

         A merger or consolidation of the Company with or into any other corporation, share exchange or a sale or conveyance of all or any part of the assets of the Company (which shall not in fact result in the liquidation of the Company and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

Transfer Agent

         The transfer agent for our Common Stock is General Securities Transfer Agency, Inc., 3614 Calle Del Sol N.E., Albuquerque, New Mexico 87110-6112.

                             SELLING SECURITYHOLDERS

         The following table sets forth, for each Selling Securityholder, the amount of Common Stock of the Company owned, the number of shares of Common Stock offered hereby, and the number of shares of Common Stock owned after the offering (assuming the sale of all shares offered under this Prospectus).

                                    Shares of Common Stock         Shares that May be         Shares of Common
               Selling             Beneficially Owned Prior       Offered Pursuant to           Stock Owned
           Securityholder              to this Offering              this Prospectus           After Offering
          ----------------            ------------------            -----------------         ---------------
Meir Barclay                                150,000                      150,000                      0

Judith Barclay                              476,330                      150,000                   326,330

Burstein & Lindsay                          150,000                      150,000                      0

Robert E. Morris                            175,000                      150,000                    25,000

Clearview International
    Investments, Ltd.                       200,000                      200,000                   200,000

Madison Trading                             275,000                      275,000                      0

Maslo Fund, Ltd.                            100,000                      100,000                      0

Cheryl Ray                                  500,000                      500,000                      0

Jane Lucci                                  312,500                      312,500                      0

Michael E. Fasci                             35,000                       35,000                      0

Richard D. Steed, Jr.                       300,000(1)(2)                300,000                      0

Yassar M. Zaidan                            300,000(1)(2)                300,000                      0

EMS Investments, LLC                        400,000(1)(2)                400,000                      0

Ohoud Sharbatly                             700,000(1)(2)                700,000                      0

David A. Carter                             155,500                      155,500                      0

Bert L. Gusrae                               97,500                       97,500                      0

Susan Massinger                               5,000                        5,000                      0

Knell Architects, P.C.                       10,000                       10,000                      0

Warner Electric, Inc.                        10,000                       10,000                      0
   Profit Sharing Plan

----------------------

(1) Assumes that all Warrants are exercised into Shares. No assurance can be given as to the timing of the exercise of the Warrants or as to whether all or any of the Warrants will be exercised.

(2) Assumes that all Convertible Promissory Notes are converted into Shares. No assurance can be given as to the timing of the conversion of the Promissory Notes or as to whether all or any of the Promissory Notes will be exercised.

                              PLAN OF DISTRIBUTION

Distribution by the Company

         The Company is offering 750,000 shares of its authorized but unissued Common Stock for sale by this Prospectus in a "self underwritten" public offering. The Company does not anticipate receiving any proceeds from the sale of the shares offered by the Company pursuant to this Prospectus. There is no assurance the Company will be able sell all or any of these Shares. The Shares offered by the Company are expected to be sold in negotiated transactions in connection with the acquisition of other businesses. The price of the Shares is expected to be negotiated between the Company and the principals of the business being acquired, but the price is expected to be related to the bid and asked quotations for the Common Stock on the OTC Bulletin Board at the date of any such transaction.

Distribution by Selling Securityholders

         The securities registered pursuant to this Prospectus (the "Offered Stock") may be sold from time to time by the Selling Securityholders or by pledgees, donees, transferees or other successors-in interest. The Offered Stock may be sold in transactions on the OTC Bulletin Board, in privately negotiated transactions, through the writing of Options on the shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by the sale of the Offered Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Offered Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both.

         The Selling Securityholders may also pledge the Offered Stock to a broker-dealer and upon default under such pledge the broker-dealer may effect sales of the Offered Stock pledged pursuant to this Prospectus. In addition, the Offered Stock covered by this Prospectus may be sold in private transactions or under Rule 144, rather than pursuant to this Prospectus.

         The Company will not receive any of the proceeds from the sale of the Offered Stock by the Selling Securityholders. We will receive the exercise price of the Warrants and Options, if such Warrants and Options are exercised, but will receive no proceeds from the resale of the underlying shares which may be offered hereby.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933 as amended (the "Securities Act").

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act. This includes:

     o   all registration and filing fees;

     o   printing expenses; and

     o   fees and disbursements of our counsel and accountants.
         The Selling Securityholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

     The Selling Securityholders are under no obligation to sell all or any of the shares. The Selling Securityholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of our common stock.

                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon by David A. Carter, P.A., 2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida 33433. The sole stockholder of and counsel to David A. Carter, P.A. are the beneficial owners of an aggregate of 260,000 shares of common stock of the Company.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1998 and the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report of Jones, Jensen & Company, LLC, CPA's as independent accountants for the consolidated balance sheets, given on the authority as experts in accounting and auditing.

         The consolidated balance sheets as of December 31, 1999 and the consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999 and six months ended June 30, 2000, included in this prospectus, have been included herein in reliance on the report of Christensen & Duncan, CPA's LC, as independent accountants for the consolidated balance sheets, given on the authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the offer, issuance and sale of 3,280,500 shares of Eagle Capital International, Ltd. Common Stock (the "Shares"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits thereof which may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at prescribed rates.

The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company intends to furnish its Securityholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                        EAGLE CAPITAL INTERNATIONAL, LTD.

                          INDEX TO FINANCIAL STATEMENTS


                      Six Month Period Ending June 30, 2000

Financial Statements:

     Consolidated Balance Sheets..........................................F-2
     Consolidated Statement of Income.....................................F-3
     Consolidated Statements of Shareholders' Equity......................F-4
     Consolidated Statement of Cash Flows.................................F-6
     Notes to Consolidated Financial Statements...........................F-7




                          YEAR ENDED DECEMBER 31, 1999


Financial Statements:

     Report of Independent Accountants...................................F-14
     Balance Sheets......................................................F-15
     Statement of Operations.............................................F-17
     Statement of Cash Flows.............................................F-18
     Statements of Stockholders' Equity..................................F-20
     Notes to Financial Statements.......................................F-22

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                  June 30,         December 31,
                                   2000                1999
                                -----------        ------------
                                (Unaudited)         (Audited)

CURRENT ASSETS:
  Cash                         $   755,036         $   20,326
  Advances to Bullhide              51,250                -
  Advances to
   Business Dimensions               6,000                -
  Employee advances                  3,528                -
                                ----------          ---------

      TOTAL CURRENT ASSETS         815,814             20,326
                                ----------          ---------

FIXED ASSETS -
  Mobile Block Plant #1            550,612                -
  Fixed Block Plant #2             680,382                -
  Mobile Block Plant #3            200,000                -
  Mobile Block Plant #4            255,000                -
  Mobile SB Machine                218,500            185,100
  Other                              2,857                -
                                ----------          ---------

      TOTAL FIXED ASSETS         1,907,351            185,100
                                ----------          ---------

OTHER ASSETS -
  Equipment Deposits                   -              300,000
  Investments:
    Bullhide                       201,363                -
    Great Wall/China                   -            1,771,018
    C.T. India                         -            1,150,800
    C.T. Mexico                        -              681,830
    I.M.S.I.                     5,600,000          5,600,000
    Purchased goodwill in
     consolidated subsidiaries   3,578,755                -
    License Rights                  95,000             90,000
                                ----------          ---------

      TOTAL OTHER ASSETS         9,475,118          9,593,648
                                ----------          ---------

             TOTAL ASSETS      $12,198,283         $9,799,074
                                ==========          =========


See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                     June 30,       December 31,
                                      2000              1999
                                   -----------      ------------
                                   (Unaudited)       (Audited)
CURRENT LIABILITIES:
  Accounts payable                 $   146,033     $    94,173
  Advances from officer                862,990           5,860
  Commitments payable to
   unconsolidated subsidiaries             -           149,500
  Other short term notes payable     2,575,000         475,000
                                    ----------      ----------

     TOTAL CURRENT LIABILITIES       3,584,023         724,533
                                    ----------      ----------

SHAREHOLDERS' EQUITY:
  Preferred Stock A, $.001
    par value, 10,000,000 shares
    authorized, 967,400 and
    1,080,600 shares issued
    and outstanding at
    June 30, 2000 and
    December 31, 1999                      967           1,081
  Preferred Stock B, $.001
    par value, 10,000,000 shares
    authorized, 605,531 and 856,021
    shares issued and outstanding
    at June 30, 2000 and
    December 31, 1999                      606             856
  Common Stock, $.001 par value,
    70,000,000 shares authorized,
    9,925,968 and 7,103,228 shares
    issued and outstanding
    at June 30, 2000 and
    December 31, 1999                    9,926           7,103
  Additional paid in capital        13,817,214      13,202,755
  Deficit accumulated prior to
    January 1, 1998                   (708,682)       (708,682)
  Deficit accumulated during
    development stage (from
    January 1, 1998)                (4,505,771)     (3,428,572)
                                    ----------      ----------

     TOTAL STOCKHOLDERS' EQUITY      8,614,260       9,074,541
                                    ----------      ----------

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY        $12,198,283     $ 9,799,074
                                    ==========      ==========

See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                       Three Months Ended                Six Months Ended
                                     June 30,       June 30,          June 30,       June 30,
                                       2000           1999              2000           1999
                                   ------------    -----------      ------------   ------------
TOTAL REVENUES                     $  750,000       $      -0-       $   750,000   $       -0-

GENERAL AND ADMINISTRATIVE
 EXPENSES:
  Accounting                           26,347            8,451            26,347        16,903
  Advertising/marketing                32,680            7,005            37,680        14,010
  Bank charges                          1,950              -               2,740           -
  Management Fees                      30,085           32,500            40,085        65,000
  Common stock for services           220,750          472,100           220,750       944,200
  Consulting fees                       9,040           28,910            18,040        57,820
  Contributions                           -                -               5,000           -
  Contract labor                       15,061              -              15,061           -
  Employee costs                       80,031              -              80,031           -
  Financing fees                       67,241              -             152,241           -
  Legal fees                           55,218           33,397            80,248        66,794
  Lone Wolf settlement                    -                -           1,000,000           -
  Miscellaneous                         2,058              -               2,178           -
  Office                                4,738           19,271             5,076        38,542
  Postage and freight                  20,849              -              20,849           -
  Rent                                 13,906           27,710            47,414        55,420
  Taxes and licenses                      455              -                 455           -
  Telephone                            11,620              -              11,620           -
  Travel                               58,223           12,108            61,384        24,211
                                   ----------       ----------        ----------    ----------

             TOTAL EXPENSES           650,252          641,452         1,827,199     1,282,900

PROVISION FOR INCOME TAXES                -                -                 -             -
                                   ----------       ----------        ----------    ----------

NET INCOME (LOSS)                 $    99,748      $  (641,452)      $(1,077,199)  $(1,282,900)
                                   ==========       ==========        ==========    ==========

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS (Cont'd)
                                   (Unaudited)


                                       Three Months Ended                Six Months Ended
                                     June 30,       June 30,          June 30,       June 30,
                                       2000           1999              2000           1999
                                   ------------    -----------      ------------   ------------
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING:
    - Basic                         8,244,178        4,388,528         9,015,578     4,588,128
    - Diluted                      17,608,333        7,090,028        17,251,636     9,489,340

NET INCOME (LOSS) PER
 COMMON SHARE:
    - Basic                       $       .01      $      (.15)      $      (.12)   $     (.28)
                                   ----------       ----------        ----------     ---------
    - Diluted                     $       .01      $      (.09)      $      (.06)   $     (.14)
                                   ==========       ==========        ==========     =========















See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                         Six Months Ended
                                     June 30,        June 30,
                                       2000            1999
                                   ------------    ------------

CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net loss                         $(1,077,199)    $(1,282,900)
  Stock issued for services            220,750         944,200
  Net change in operating assets
   and liabilities:
    Prepaid expenses and advances      (60,778)            -
    Commitments payable to
     unconsolidated subsidiaries      (149,500)            -
    Note payable - Lone Wolf         1,000,000             -
    Accounts payable                    51,860          40,129
                                    ----------      ----------

     NET CASH USED IN OPERATIONS       (14,867)       (298,571)
                                    ----------      ----------

CASH USED IN INVESTING
 ACTIVITIES:
  Deposits on equipment                    -           (73,000)
  Investment in unconsolidated
   subsidiaries                       (655,684)       (339,541)
  Investment in license rights          (5,000)        (60,000)
  Purchase of property and
   equipment                          (871,869)            -
                                    ----------      ----------

   NET CASH USED IN INVESTING
      ACTIVITIES                    (1,532,553)       (472,541)
                                    ----------      ----------

CASH PROVIDED BY FINANCING
 ACTIVITIES:
  Advances from officer                857,130             -
  Short term loans                   1,350,000             -
  Cash for sale of stock                75,000         852,500
                                    ----------      ----------

     NET CASH PROVIDED BY
    FINANCING ACTIVITIES             2,282,130         852,500
                                    ----------      ----------

NET INCREASE IN CASH                   734,710          81,388

CASH AT BEGINNING OF PERIOD             20,326              48
                                    ----------      ----------

CASH AT END OF PERIOD              $   755,036     $    81,436
                                    ==========      ==========


See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (June 30, 2000)

NOTE 1 -          THE COMPANY

                  Eagle Capital International, Ltd. and its wholly-owned and majority owned subsidiaries ("the "Company") is a Nevada corporation in the business of the manufacture, distribution and application of technologically advanced building products through a series of licensing agreements with Integrated Masonry Systems International, Inc. ("IMSI"), a Nevada corporation, and through license and distribution rights of other technologically advanced building products.

                  In March 2000, the Company acquired approximately 44% of Bullhide Liner Corporation ("Bullhide") in exchange for approximately $200,000. Bullhide has patented technologies and methods which management believes will compliment the Company's international plans.

                  On April 25, 2000, proxies were submitted by a majority of the shareholders of the Company approving a change of the Company's name to Eagle Building Technologies, Ltd. It is anticipated that the name change will take effect in the third quarter of 2000.

NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Basis of Presentation - The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1999.

                  In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

                        EAGLE CAPITAL INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (June 30, 2000)



NOTE 2 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

                  Principles of Consolidation - As of June 30, 2000 and for the six months then ended, the accompanying financial statements included the accounts of Eagle Capital International, Ltd, and its wholly-owned subsidiaries, CT Great Wall of China and CT Mexico and its majority owned (70%) subsidiary, CT India. All intercompany accounts and transactions are eliminated in consolidation. The Company has recorded purchased goodwill in the amount of $3,578,755 as of June 30, 2000, which represents the recorded cost of such subsidiaries in excess of the fair market value of the subsidiaries net assets.

                  Organizational Costs - The Company has adopted statement of Position (SOP) No. 98-5, Reporting on the Costs of Start-up Activities. In accordance with SOP No. 98-5, the Company has expensed all organizational costs.

                  Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers investments with an original maturity of less than three months to be cash equivalents.

                  Accounting Method - The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

NOTE 3 -          STOCKHOLDERS' EQUITY

                  Net Loss Per Common Share - Net loss per common share (basic) is based on the weighted average of common shares outstanding during the periods. Net loss per common share (diluted) is based on the weighted average of common shares plus all common stock equivalents including the conversion of outstanding preferred stock and convertible notes payable.

                  Class A Preferred - The Company has authorized 10,000,000 shares of Class A preferred stock (Class A), which may be converted at the holders' option into 2.5 shares of common stock for each share of Class A. Class A also has cumulative dividend and liquidation preferential rights over all other classes of stock, with dividend rights equal to 20% of net income commencing with the year ended December 31, 1998.

                        EAGLE CAPITAL INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (June 30, 2000)


NOTE 3 -          STOCKHOLDERS' EQUITY (Cont'd)

                  Class B Preferred - The Company has authorized 10,000,000 shares of Class B preferred stock (Class B) which may be converted at the holders' option into 10 shares of common stock for each share of Class B held. Class B does not have preferential cumulative dividend or liquidation rights.

NOTE 4 -          SHORT-TERM LOANS

                  In March 2000, the Company commenced a Private Placement Offering (the "Offering") of an $850,000 convertible note to "accredited investors" under the Securities Act of 1933, as amended. The Note is convertible into shares of the Company's common stock at a conversion price of $1.00 per share. The Offering was completed on March 13, 2000.

                  On February 18, 2000, the Company entered into an Agreement for Termination of Master Equipment Sales Agreement ("Termination Agreement") with Lone Wolf. Under this Termination Agreement, Lone Wolf agreed to cancel a Master Equipment Sales Agreement dated February 26, 1999, entered into between Lone Wolf Energy Inc. ("Lone Wolf") and the Company wherein the Company was obligated to purchase a minimum of ten Mobile Block Plants from Lone Wolf and pay Lone Wolf $.035 per block produced. As consideration to Lone Wolf for their agreement to cancel the Company's purchase obligations under the Master Equipment Sales Agreement, the Company entered into a $1,000,000 non-interest bearing note payable to Lone Wolf. The note is due on July 31, 2000 (as amended), and if not paid or otherwise becomes delinquent, accrues interest from July 31, 2000 forward. The Company has agreed to pay Lone Wolf $12,000 per month for the months of May, June and July 2000 for extending the due date to July 31, 2000.

                  Other short-term loans used for working capital totaled $725,000 as of June 30, 2000.

NOTE 5 -          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The Company's President and Chief Executive Officer, Anthony D'Amato, has made certain short term loans to the Company from time to time during the period ending June 30, 2000 totaling $862,990.

                  The Company's Director, Robert Kornahrens, made a short term loan to the Company during the period ending June 30, 2000, totaling $500,000.

ITEM 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS

         The analysis of the Company's financial condition, liquidity, capital resources and results of operations should be viewed in conjunction with the accompanying financial statements including the notes thereto.

Financial Condition

         At June 30, 2000, the Company had total assets of $12,198,283, as compared to total assets of $9,799,074 at December 31, 1999; current liabilities and total liabilities of $3,584,023 at June 30, 2000, as compared to current liabilities and total liabilities of $724,533 at December 31, 1999; and stockholders' equity at June 30, 2000 of $8,614,260, as compared to $9,074,541 at December 31, 1999. The decrease in stockholders' equity was due to the recording during the six months ended June 30, 2000 of a $1,000,000 note payable and related expense thereon to Lone Wolf in exchange for the cancellation of an earlier purchase commitment the Company had entered into with Lone Wolf.

Liquidity and Capital Resources

         As of June 30, 2000, the Company's cash totaled $755,036 as compared to $20,326 at December 31, 1999. Net cash used in operations was $14,867 compared to $298,571 in the same quarter of 1999. The ability of the Company to generate cash flow in excess of its operating requirements depends in the short term on the performance of its India, China and Mexico subsidiaries. Management believes based upon current results that the company will be able to fund its operations entirely from revenue by the third quarter of 2000. The Company may require additional financing to fund existing operations until sufficient revenues are generated. The Company anticipates raising capital from the sale of its securities during the third quarter of 2000; however, in the interim for the months of July, August and September, 2000, certain directors and officers of the Company will advance funds sufficient to meet operational expenses. The timing and amount of the Company's additional financing needs will depend, inter alia, upon the revenues generated by the Company. It is anticipated that product development expenditures will be significantly increased during the third quarter of 2000, but it is also anticipated that such expenditures will be paid from then existing revenues.

         The Company has no present additional commitment that is likely to result in its liquidity increasing or decreasing in any significant way. In addition, the Company knows of no trend, additional demand, event or uncertainty that will result in, or that are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way.

Results of Operations

         Sales for the period ended June 30, 2000 were $750,00 compared with sales of $0 in the same quarter of 1999. Based upon current contracts, the Company expects sales of $23 million for fiscal 2000. In June 2000, Eagle received a non-refundable commission of $750,000 on a project in Bombay, India that will ultimately use over 3,000,000 of the patented IMSI System(R) blocks. It is anticipated that production will commence on this project in September 2000. The Company experienced net income of $99,748 for the quarter ended June 30, 2000, and a net loss of $1,077,199 for the six months ended June 30, 2000 compared to a net loss of $641,452 and $1,282,900 for the same periods of 1999. Net loss recorded for the six months ended June 30, 2000, is primarily due to the recording of a $1,000,000 note payable and related $1,000,000 expense to Lone Wolf in exchange for the cancellation by Lone Wolf of an earlier purchase commitment entered into by the Company with Lone Wolf.

FORWARD LOOKING STATEMENTS

         Statements made in this Management's Discussion and Analysis and elsewhere in this Annual Report that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future contain forward looking statements. Such forward looking statements include, without limitation, statements regarding the Company's planned capital expenditure requirements, cash and working capital requirements, the Company's expectations regarding the adequacy of current financing arrangements, product demand and market growth, other statements regarding future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. It should be noted that the Company's actual results could differ materially from those contained in such forward looking statements mentioned above due to adverse changes in any number of factors that affect the Company's business including, without limitation, risks associated with investing in and the marketing of IMSI's Wall System, risks concerning the protection of IMSI's patents, reliance upon distributors, regulatory risks, risks of expansion, product liability and other risks described herein.

                        EAGLE CAPITAL INTERNATIONAL, LTD.

                              FINANCIAL STATEMENTS

                                      as of

                           December 31, 1999 and 1998

                          and for the Years Then Ended


                                   Prepared by
                          Christensen & Duncan CPA's LC
                          Certified Public Accountants

                          Christensen & Duncan CPAs, LC
                          Certified Public Accountants
                (801) 944-4020 Fax (801) 944-4866 slcpas@ioL3.com
            7086 South Highland Dr. #200 / Salt Lake City, Utah 84121

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
Eagle Capital International, Ltd.
(A Development Stage Company)
1900 Northwest Corporate Blvd.
Suite 400 East
Boca Raton, Florida  33431


We have audited the accompanying balance sheet of Eagle Capital International, Ltd. (a development stage company) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the year ended December 31, 1998, were audited by other auditors whose report, dated July 26, 1999, expressed an unqualified opinion on those statements and included an explanatory paragraph concerning the Company's ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Capital International, Ltd. (a development stage company) as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with no significant operating results, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.



May 22, 2000

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                       ASSETS

                                                    1999                   1998
                                                 ----------             ----------
CURRENT ASSETS:
  Cash                                           $   20,326             $       48

OTHER ASSETS:
  License rights                                     90,000                   --
  Deposits on equipment                             300,000                117,100
  Equipment (Surface bonding
    machine not placed in service)                  185,100                   --

INVESTMENT IN UNCONSOLIDATED
 SUBSIDIARIES:
  IMSI                                            5,600,000                   --
  CT Great Wall of China                          1,771,018                   --
  CT India                                        1,150,800                   --
  CT Mexico                                         681,830                   --
                                                 ----------             ----------

                  TOTAL ASSETS                   $9,799,074             $  117,148
                                                 ==========             ==========


                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                               $   94,173             $   55,264
  Commitments payable to
   unconsolidated subsidiaries                      149,500                   --
  Advances from shareholder                           5,860                   --
  Notes payable                                     475,000                   --
                                                 ----------             ----------
         TOTAL LIABILITIES                          724,533                 55,264

COMMITMENTS (Note 7)

STOCKHOLDERS' EQUITY:
  Preferred stock, Class A;
   10,000,000 shares authorized
   of $.001 par value, 1,080,600
   and 1,586,400 shares
   outstanding at December 31, 1999
   and 1998, respectively                             1,081                  1,586
  Preferred stock, Class B;
   10,000,000 shares authorized
   of $.001 par value, 856,021
   shares outstanding at
   December 31, 1999                                    856                   --
  Common stock; 70,000,000 shares
   authorized of $.001 par value;
   7,103,228 and 1,997,918 shares
   outstanding at December 31, 1999
   and 1998, respectively                             7,103                  1,998


                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  1999                      1998
                                              ------------              ------------
STOCKHOLDERS' EQUITY: (Cont'd)
Additional paid-in capital                    $ 13,202,755              $    820,768
Deficit accumulated prior
 to January 1, 1998                               (708,682)                 (708,682)
Deficit accumulated during
 the development stage                          (3,428,572)                  (53,786)
                                              ------------              ------------

       TOTAL STOCKHOLDERS' EQUITY                9,074,541                    61,884

       TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                     $  9,799,074              $    117,148
                                              ============              ============
















See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 AND FROM INCEPTION OF THE DEVELOPMENT STAGE ON
                    JANUARY 1, 1998 THROUGH DECEMBER 31, 1999

                                                                                    January 1, 1998
                                                                                        Through
                                          1999                    1998              December 31, 1999
                                       -----------             -----------             -----------
EXPENSES:
  Issuance of common stock
   for services                        $ 2,557,270             $      --               $ 2,557,270
  Loss in unconsolidated
   subsidiaries                            140,102                    --                   140,102
  Legal                                    133,589                    --                   133,589
  Management fees                          130,000                    --                   130,000
  Consulting fees                          115,640                    --                   115,640
  Lease expense                             96,000                    --                    96,000
  Other general and
   administrative expenses                  77,086                  53,786                 130,872
  Travel                                    48,434                    --                    48,434
  Accounting                                33,805                    --                    33,805
  Advertising                               28,020                    --                    28,020
  Rent                                      14,840                    --                    14,840
                                       -----------             -----------             -----------

  NET LOSS                               3,374,786                  53,786               3,428,572

Deficit accumulated during
  the development stage
  at the beginning of year                  53,786                    --                      --

Deficit accumulated during
  the development stage
  at the end of year                   $ 3,428,572             $    53,786             $ 3,428,572
                                       ===========             ===========             ===========



Net loss per common share              $      0.27             $      0.01             $      0.41
                                       ===========             ===========             ===========

Weighted average number
 of shares outstanding                  12,775,755               4,086,967               8,431,836
                                       ===========             ===========             ===========







See notes to financial statements

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 AND FROM INCEPTION OF THE DEVELOPMENT STAGE ON
                    JANUARY 1, 1998 THROUGH DECEMBER 31, 1999

                                                                                         January 1, 1998
                                                                                             Through
                                             1999                     1998              December 31, 1999
                                         -----------              -----------              -----------
OPERATING ACTIVITIES:
  Net loss                               $(3,374,786)             $   (53,786)             $(3,428,572)
  Add compensation
   expense due to issuance
   of common stock for
   services                                2,557,270                     --                  2,557,270
  Add loss in unconsolidated
   subsidiaries                              140,102                     --                    140,102
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
     Increase in accounts
      payable                                 38,909                   52,405                   91,314
     Amortization                              1,429                     --                      1,429
                                         -----------              -----------              -----------

  CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                     (638,505)                      48                 (638,457)
                                         -----------              -----------              -----------

INVESTING ACTIVITIES:
  Deposits on equipment                     (300,000)                    --                   (300,000)
  Cash payments on equipment                 (68,000)                    --                    (68,000)
  Cash payments on license
   rights                                    (90,000)                    --                    (90,000)
                                         -----------              -----------              -----------

  CASH USED IN INVESTING
   ACTIVITIES                               (458,000)                    --                   (458,000)
                                         -----------              -----------              -----------

FINANCING ACTIVITIES:
  Proceeds from sale
   of common stock                           936,423                     --                    936,423
  Net proceeds from
   notes payable                             480,860                     --                    480,860
  Cash payments on
   commitments payable
   to unconsolidated
   subsidiaries                             (300,500)                    --                   (300,500)
                                         -----------              -----------              -----------

  CASH PROVIDED BY
   FINANCING ACTIVITIES                    1,116,783                     --                  1,116,783
                                         -----------              -----------              -----------

NET INCREASE IN CASH                          20,278                       48                   20,326

CASH AT BEGINNING OF YEAR                         48                     --                       --
                                         -----------              -----------              -----------

CASH AT END OF YEAR                      $    20,326              $        48              $    20,326
                                         ===========              ===========              ===========

See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, LTD.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                 AND FROM INCEPTION OF THE DEVELOPMENT STAGE ON
                    JANUARY 1, 1998 THROUGH DECEMBER 31, 1999


                                                           January 1, 1998
                                                               Through
                                1999              1998     December 31, 1999
                             ----------       ----------   -----------------

Supplemental Cash Flow
 Information:
  Cash paid for:
  Interest                     $3,379           $   --           $3,379
  Income taxes                    --                --              --


                          Year ended December 31, 1999

During the year ended December 31, 1999, the Company acquired interests in four unconsolidated subsidiaries for the following consideration:



                                     Par Value    Additional
                         Percentage  Preferred B  Paid-In
                         Ownership   Stock        Capital       Payable       Total
                         ----------  -----------  ----------    -------    -----------
CT Great Wall of China      49%       $  168      $1,685,082    $150,000    $1,835,250
CT India                    40%          103       1,035,897     150,000     1,186,000
CT Mexico                   49%           57         572,443     150,000       722,500
IMSI                        38%          560       5,599,440                 5,600,000












See notes to financial statements.

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                Preferred                Preferred                                Additional
                              Class A Stock            Class B Stock           Common Stock       Paid-In      Accumulated
                           Shares       Amount      Shares      Amount      Shares      Amount    Capital      Deficit
                         ----------    --------   ----------   --------   ----------   --------   ----------   -----------
Balance
 December 31, 1997
 (inception of
 development stage)         630,000    $   630         -       $   -      1,172,918    $ 1,173    $  704,126   $ (708,682)

Issuance of preferred
  class A shares in
  exchange for the
  net assets of IMSI
  Capital Fund, Inc.      1,286,400      1,286         -           -            -           -        117,137          -

Conversion of class A
  shares into common
  stock                    (330,000)      (330)        -           -        825,000         825         (495)         -

Net loss for the year
 ended December 31,1998         -          -           -           -            -           -            -        (53,786)
                          ----------   --------    -------     -------   ----------     --------    --------    ----------

Balance -
 December 31,1998         1,586,400      1,586         -           -      1,997,918       1,998      820,768     (762,468)

Issuance of preferred
  class B for
  investments in:
  CT Great Wall of China       -           -       168,525         168          -           -      1,685,082         -
  CT India                     -           -       103,600         103          -           -      1,035,897         -
  CT Mexico                    -           -        57,250          57          -           -        572,443         -
  IMSI                         -           -       560,000         560          -           -      5,599,440         -


                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                   (Continued)


                                 Preferred                Preferred                                   Additional
                               Class A Stock            Class B Stock            Common Stock           Paid-In      Accumulated
                            Shares        Amount      Shares      Amount      Shares       Amount       Capital         Deficit
                          ----------     --------   ----------   --------    ----------   --------     ----------     -----------
Issuance of preferred
  class B for cash (net
  of stock offering costs
  of $97,500)                  --        $    --           --     $   --        950,000   $    950     $    851,550    $       --

Issuance of common stock
  for services                 --             --           --         --      1,831,700      1,831        1,829,869            --

Issuance of preferred
  class B for services         --             --         72,557         73         --         --            725,497            --

Conversion of preferred
  class B to common
  stock                        --             --       (105,911)      (105)   1,059,110      1,059             (954)           --

Conversion of preferred
  class A to common
  stock                    (505,800)          (505)        --         --      1,264,500      1,265             (760)           --

Shareholders' cash
  contributions                --             --           --         --           --         --             83,923            --

Net loss for the
  year ended
  December 31, 1999            --             --           --         --           --         --               --        (3,374,786)
                          ---------      ---------    ---------   --------   ----------   --------     ------------    ------------

Balance -
  December 31, 1999       1,080,600      $   1,081      856,021   $    856    7,103,228   $  7,103     $ 13,202,755    $ (4,137,254)
                          =========      =========    =========   ========   ==========   ========     ============    ============


See notes to financial statements

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 1 -  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

                  Organization - Eagle Capital International, Ltd. (the Company) (formerly, IAC, Inc.) is a Nevada corporation which through December 31, 1997 was in the business of managing malpractice insurance contracts. The Company's management contract was terminated effective December 31, 1997 and as a result, the Company was reclassified as a development stage Company effective January 1, 1998.

                  IMSI Capital Fund, Inc. (Cap Fund) was incorporated in the state of Nevada on May 7, 1998. The founders of Cap Fund were all either officers, directors, employees or shareholders of Integrated Masonry Systems International, Inc. (IMSI). The principal purpose of Cap Fund was to support the rapid development and expansion of IMSI block building system products by providing the necessary equipment funding. On July 23, 1998, the Company acquired the net assets of Cap Fund valued at $118,423 in exchange for 1,286,400 shares of Class A convertible preferred stock of the Company . In addition, the following also transpired on the date of combination or shortly thereafter:

                     o 4,687,868 shares of outstanding Company common stock were exchanged for approximately 1,172,918 shares of Company common stock under the terms of a 1 for 4 reverse stock split.

                     o Holders of 330,000 shares of existing Company preferred stock converted such shares into 825,000 shares of Company common stock.

                     o The Company changed its name from IAC, Inc. to Eagle Capital International, Ltd.

                     o The former officers and directors of the Company were replaced by former Cap Fund officers and directors. In May 1999, the majority of the former Cap Fund officers and directors were replaced by the current officers and directors of the Company.

                          The Company is currently examining the above transaction with Cap Fund to determine if certain representations made by Cap Fund to the Company were factual.

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 1 -  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

                  Use Of Estimates In The Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Equipment - As of December 31, 1999, the equipment recorded on the accompanying balance sheet represented a surface bonding machine which, as of December 31, 1999, had not been placed into service. Depreciation will be recorded on the straight-line method over the estimated useful life of the machine commencing in year 2000.

                  License Rights - Amounts expended to secure licenses for the IMSI building block system are capitalized and amortized over the straight-line method commencing upon production beginning in such territories.

                  Organizational Costs - The Company has adopted Statement of Position (SOP) No. 98-5, Reporting on the Costs of Start-up Activities. In accordance with SOP No. 98-5, the Company has expensed all organizational costs.

                  Net Loss Per Common Share - The Company computes net loss per common share under the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. Accordingly, net loss per common share is computed under the basic method which uses the weighted average number of Company common shares outstanding (assuming conversion of preferred into common).

                  Statement of Cash Flows - For purposes of the statements of cash flows, the Company considers investments with an original maturity of less than three months to be cash equivalents.

NOTE 2 -          GOING CONCERN

                  The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 2 -          GOING CONCERN (Cont'd)

                  assets and liquidation of liabilities in the normal course of business. As of December 31, 1999, the Company did not have significant cash or an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.

                  Management of the Company believes that operations in 2000 will improve and enable the Company to continue as a going concern. Beginning April 2000, the Company generated its frist revenues in the amount of $150,000 from its current operations in India. As of May 22, 2000, the Company has signed contracts in its licensed territories which management believes will generate $125,000,000 in gross revenues over the next four years. Management believes that the cash generated from these contracts will eliminate the need for continued funding from the sale of Company equities or short-term advances from corporate officers, beginning in the third quarter of 2000.

NOTE 3 -          NOTES PAYABLE AND ADVANCES FROM SHAREHOLDER

                  Notes payable consisted of the following at December 31, 1999:

                     o    Note payable to Board Member and shareholder dated
                          December 10, 1999 with all unpaid interest at 15% and
                          principal due on March 10, 2000. As of May 22, 2000,
                          the note was converted into 50,000 shares of the
                          Company's common stock.                                    $ 50,000

                     o    Note payable to Chairman, CEO, President and
                          shareholder dated November 20, 1999 with all unpaid
                          interest at 15% and principal due on February 20,
                          2000. As of May 22, 2000, the note holder has agreed
                          to convert the not into 250,000 shares of the
                          Company's common stock.                                     250,000



                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 3 -          NOTES PAYABLE AND ADVANCES FROM SHAREHOLDER (Cont'd)

                     o    Note payable dated December 30, 1999 with all unpaid
                          interest at 12% and principal due on February 29,
                          2000. The note has been paid in full as of May 22,
                          2000.                                                        50,000


                     o    Note payable dated September 28, 1999 with all unpaid
                          interest at 12% plus principal due in January 2000 As
                          of May 22, 2000, the note holder has agreed to convert
                          the note into 25,000 shares of the Company's common
                          stock.                                                      125,000
                                                                                     --------
                                                              TOTAL                  $475,000
                                                                                     --------

                  In addition to the above notes, the Company's President/CEO has made periodic non-interest bearing advances to the Company during 1999. As of December 31, 1999, the balance owing the President/CEO was $5,860.

NOTE 4 -          ACQUISITIONS AND LICENSE RIGHTS

                  On March 3, 2000, the Company agreed to settle pending litigation with IMSI in connection with license rights for the IMSI block building system (IMSI System) which the Company had previously obtained from IMSI. The formal settlement and license agreements are currently being drafted based upon the settlement entered into on March 3, 2000. Final settlement is subject to court approval and such settlement will be void if the court does not approve the settlement agreement. IMSI and the Company are awaiting court approval of the settlement, which management of the Company believes will be granted. Under the terms of the settlement, IMSI has agreed to ratify the licenses previously granted to the Company for China, India and Mexico in exchange for a one time license fee of $25,000 to be paid for each of these three licenses. In addition, IMSI agreed to issue the Company a license for Southeastern Europe for a license fee of $50,000, and to recognize a previous license for Romania granted to a Company investee. In addition to the above

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 4 -          ACQUISITIONS AND LICENSE RIGHTS (Cont'd)

                  mentioned license fees, the Company made payments totalling $90,000 towards obtaining licenses for the IMSI System which are reflected in the accompanying 1999 balance sheet under the caption, License Rights.

The settlement agreement requires the Company to pay IMSI a royalty of 4.5% of gross revenues from the sale of the IMSI system, with minimum royalties required as follows:

                  China: January 2000 through June 2000, $2,000 per month;
                                    July 2000 through December 2000, $2,500 per month;
                                    January 2001 through June 2001, $5,000 per month; and
                                    $7,500 per month from and including July
                                    2001 onward.

                  India: January 2000 through June 2000, $2,000 per month;
                                    July 2000 through December 2000, $2,500 per month;
                                    January 2001 through June 2001, $5,000 per month; and
                                    $7,500 per month from and including July
                                    2001 onward.

                  Mexico: July 2000 through December 2000, $2,000 per month;
                                    January 2001 through June 2001, $2,500 per month;
                                    July 2001 through December 2001, $5,000 per month;
                                    $7,500 per month from and including January
                                    2002 onward.

                  Romania: April 2000 through September 2000, $2,000 per month;
                                    October 2000 through March 2001, $2,500 per month;
                                    April 2001 through September 2001, $5,000 per month;
                                    $7,500 per month from and including October
                                    2001 onward.

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 4 -          ACQUISITIONS AND LICENSE RIGHTS (Cont'd)

                  Southeastern
                  Europe: April 2000 through September 2000, $2,000 per month;
                                    October 2000 through March 2001, $2,500 per month;
                                    April 2001 through September 2001, $5,000 per month;
                                    $7,500 per month from and including October
                                    2001 onward.

                  During 1999 the Company acquired the following interests in three companies which are actively pursuing contracts for the IMSI System in China, India and Mexico. In addition, the Company acquired on interest in IMSI in 1999. The ownership interest in each Company and the consideration paid is as follows:

                                                     Par Value           Additional
                                    Percentage       Preferred B         Paid-In
                                    Ownership        Stock               Capital         Payable        Total
                                    ---------        -----             --------------------------    -----------
CT Great Wall of China                  49%           $168              $1,685,082       $150,000     $1,835,250
CT India                                40%            103               1,035,897       $150,000      1,186,000
CT Mexico                               49%             57                 572,443       $150,000        722,500
IMSI                                    38%            560               5,599,440                     5,600,000

                  The Preferred B stock issued in connection with the acquisitions has been recorded at a value of $10 per share ($1.00 value common at a conversion rate of 10 shares of common for one share of preferred B). As the Company's ownership percentage is less than 50% for each subsidiary, the Company uses the equity method of accounting for such acquisitions and has recorded its percentage share of the subsidiaries' losses for 1999 in the accompanying statement of operations under the caption, "Loss in Unconsolidated Subsidiaries".

                  On September 30, 1999, the Company renegotiated its purchases of CT Great Wall of China, CT India and CT Mexico. Under the terms of the renegotiations, the Company's ownership in CT Great Wall of China will increase to 100%, effective upon the Company receiving all previously issued shares of CT Great Wall of China, ownership in CT India will increase to 70% effective January 5, 2000 and ownership in CT Mexico will increase to 90% in exchange for an additional 7,750 shares of the Company's preferred B Stock.

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 5 -          STOCKHOLDERS' EQUITY

                  On January 5, 1999 the Company amended its articles of incorporation with such amendment being approved by the shareholders of the Company as of December 31, 1998. Under the amendment, the number of shares of authorized common stock was increased to 70,000,000 and the number of shares of authorized preferred stock (all present and future classes) being increased to 20,000,000.

                  Class A Preferred - The Company has authorized 10,000,000 shares of Class A preferred stock (Class A). Class A may be converted at any time at the option of the holder into 2.5 shares of common stock for every one share of Class A held. Class A also has cumulative dividend and liquidation preferential rights over all other classes of stock with dividend rights equal to 20% of net income commencing with the year ending December 31, 1999 payable only as declared by the board of directors.

                  Class B Preferred - The Company has authorized 10,000,000 shares of Class B preferred stock (Class B). Class B may be converted at any time at the option of the holder into 10 shares of common stock for every one share of Class B held. Class B does not have preferential cumulative dividend or liquidation rights.

NOTE 6 -          INCOME TAXES

                  Through December 31, 1999, the Company had a net operating loss (NOL) carryforward of approximately $4,000,000. This NOL may be carried forward through the year 2019 to offset taxable income. Other cumulative differences between the losses reported for income tax purposes and financial statement purposes are insignificant. Due to the Company being in a large NOL carryforward position, the deferred tax asset of approximately $1,500,000 has been 100% reserved for as of December 31, 1999.

NOTE 7 -          COMMITMENTS

                  During 1999, the Company entered into four employment/service agreements with officers and directors of the Company. Under such agreements, the Company is committed to pay its President/CEO and annual salary of $198,000 per year through May 15, 2001 and a board member

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 7 -          COMMITMENTS (Cont'd)

                  consultant fee of $3,000 per month through May 15, 2001. In addition, the contracts require for the following issuances of common stock in 1999 and future issuances in year 2000.

                  Common shares issued in 1999:                 1,437,500 shares
                  Common shares to be issued in 2000:             562,500 shares

                  In addition to the 1,437,500 common shares issued for services as reflected above, the Company issued an additional 394,200 shares of common stock and 72,557 shares of Preferred B stock in 1999 for services. These shares have been recorded in the accompanying 1999 statement of operations under the caption "Issuance of Common Stock for Services" at the value of $1.00
                  - common and $10 - preferred B.

NOTE 8 -          SUBSEQUENT EVENTS

                  On February 18, 2000, the Company purchased a Mobile Block Plant from Lone Wolf Energy (Lone Wolf) for $625,000 which amount has been paid in full as of May 22, 2000. The cash used to pay for the Block Plant was raised by the Company through the sale of its common stock and/or loans from Company officers. Prior to purchasing the Block Plant, the Company, during 1999 leased the Mobile Block Plant from Lone Wolf for $12,000 per month.

                  In addition, on February 18, 2000, the Company entered into an "Agreement for Termination of Master Equipment Sales Agreement" with Lone Wolf. Under this termination agreement, Lone Wolf agreed to cancel a "Master Equipment Sales Agreement" dated February 26, 1999 entered into between Lone Wolf and the Company wherein the Company was obligated to purchase a minimum of ten Mobile Block Plants from Lone Wolf and pay Lone Wolf $.035 per block produced. As consideration to Lone Wolf for their agreement to cancel the Company's purchase obligations under the "Master Equipment Sales Agreement", the Company entered into a $1,000,000 non-interest bearing note payable to Lone Wolf. The note is due on July 31, 2000 (as amended) and if not paid or otherwise becomes delinquent, accrues interest from July 31, 2000 forward. The Company has agreed to pay Lone Wolf $12,000 per month for the months of May, June and July 2000, for extending the due date to July 31, 2000.

                        EAGLE CAPITAL INTERNATIONAL, LTD
                          (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


NOTE 8 -          SUBSEQUENT EVENTS (Cont'd)

                  In March 2000, the Company acquired approximately 44% of Bullhide Liner Corporation (Bullhide) in exchange for approximately $200,000. Bullhide has patented technologies and methods which management believes will compliment the Company's international plans.

                  On April 25, 2000, proxies were submitted by a majority of the shareholders of the Company, approving a change of the Company's name to Eagle Building Technologies, Ltd.

                                     PART II

                     Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers

         Article VII of the Company's Certificate of Incorporation and Article XI of the By-Laws of the Company, contain the following provisions with respect to indemnifying officers and directors of the Company:

                          Certificate of Incorporation

Article VII. In accordance with Section 78.037 of the Nevada Business Corporation Code, the Directors and Officers of this corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a Director or Officer, so long as the Acts did not involve intentional misconduct, fraud, or a knowing violation of the law.

                                     By-Laws

Article XI. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request for the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representative may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the Article.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth various expenses which will be incurred in connection with the registration of the Company's securities. Other than the SEC Registration Fee, the amounts set forth below are estimates:

         SEC Registration Fee...............................$      1,248.85
         Printing & Engraving Expenses............................10,000.00
         Legal Fees and Expenses..................................50,000.00
         Accounting Fees and Expenses.............................15,000.00

         Total...............................................$    76,248.85
                                                              =============

Item 26.  Recent Sales of Unregistered Securities

         The Company was incorporated in the State of Nevada in October, 1994, with 25,000,000 authorized common shares. Currently, the Company has authorized capital of 70,000,000 shares of common stock, $.001 par value and 20,000,000 shares of preferred stock, $.001 par value. The Company has 10,226,752 shares of common stock, 967,400 shares of Series A Preferred Stock and 600,536 shares of Series B Preferred Stock issued and outstanding prior to this registration. See "Principal Securityholders" and "Description of Securities".

         In January, 1999, the Company amended its Certificate of Incorporation to increase the number of authorized common shares from 25,000,000 shares to 70,000,000 and authorized 20,000,000 shares of preferred stock.

         In April, 1999, the Company issued 100,000 shares of common stock to Taylor Stuart Financial pursuant to a Consulting Agreement.

         In June, 1999, the Company issued 825,000 shares of common stock pursuant to a private offering.

         On July 23, 1999, the Company issued 1,286,400 of its Series A Preferred Stock in exchange for the assets of IMSI Cap Fund, Inc.

         On March 10, 2000, the Company issued 850,000 common stock warrants in conjunction with the sale of convertible promissory notes. The common stock underlying the warrants is exercisable at two dollars ($2.00) per share anytime prior to the expiration of three (3) years from the date of issuance of the warrants.

         In May, 2000, the Company issued 50,000 shares of common stock to a director in consideration for the Director's conversion of a Note dated December 10, 1999.

         In May, 2000, the Company issued 250,000 shares of common stock to the Chairman and CEO in consideration for the Chairman and CEO's conversion of a Note dated November 20, 1999.

         In May, 2000, the Company issued 25,000 shares of common stock to a noteholder as consideration for the Noteholder's conversion of a Note dated September 28, 1999.

         In May, 2000, the Company issued 150,000 shares of common stock to The Investors Relations Group in consideration for an agreement to provide investor relation services.

Item 27.  Exhibits

Exhibit No.   Description of Exhibit
-----------   ----------------------

  3.1         Certificate of Incorporation & Certificates of Amendment Thereto
              of Registrant
  3.2         By-Laws of Registrant
  4.1         Form of Certificate Evidencing Shares of Common Stock
  5.1         Opinion re: Legality of the Securities Being Registered
 10.1(a)      Anthony D'Amato Employment Agreement (May 15, 1999 - May 14, 2001)
 10.1(b)      Anthony D'Amato Employment Agreement (May 15, 1999 - May 14, 2001)
 10.2         Wilfred C. Mango, Jr. Employment Agreement (August 1, 2000 -
              July 31, 2002)
 10.3         Wilfred C. Mango, Jr. Consulting Agreement (August 1, 2000 -
              July 31, 2002)
 10.4         Ralph Thompson Employment Agreement (May 15, 1999 - May 14, 2001)
 10.5         Binding Letter Agreement Concerning Settlement of IMSI Litigation
 23.1         Consent of Counsel - David A. Carter, P.A.
 23.2         Consent of Accountant - Christensen & Duncan, CPA's LLC
 23.3         Consent of Accountant - Jones, Jensen & Company, CPA's
 23.4         Independent Auditor's Report - Christensen & Duncan, CPA's LLC
 23.5         Independent Auditor's Report - Jones, Jensen & Company, CPA's
 24.1         Power of Attorney
---------------

Item 28.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COCONUT CREEK, COUNTY OF BROWARD, STATE OF FLORIDA, ON AUGUST 30, 2000.

                                             EAGLE CAPITAL INTERNATIONAL LTD.


Dated: August 30, 2000                   By: /s/ Anthony D'Amato
                                             ----------------------------------
                                             Anthony D'Amato, President and CEO


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                               Title
---------                               -----


/s/ Anthony D'Amato                     Chairman of the Board of Directors and
---------------------------             Chief Executive Officer
Anthony D'Amato


/s/ Donald Pollock                      Treasurer and Director
---------------------------
Donald Pollock


/s/ Andros Savvides                     Director
---------------------------
Andros Savvides



/s/ Ralph Thompson                      Director
---------------------------
Ralph Thompson

                                INDEX TO EXHIBITS



  3.1 Certificate of Incorporation & Certificates of Amendment Thereto of Registrant
  3.2      By-Laws of Registrant
  4.1      Form of Certificate Evidencing Shares of Common Stock
  5.1      Opinion re: Legality of the Securities Being Registered
 10.1(a)   Anthony D'Amato Employment Agreement (May 15, 1999 - May 14, 2001)
 10.1(b)   Anthony D'Amato Employment Agreement (May 15, 1999 - May 14, 2001)
 10.2      Wilfred C. Mango, Jr. Employment Agreement (August 1, 2000 - July
           31, 2002)
 10.3      Wilfred C. Mango, Jr. Consulting Agreement (August 1, 2000 - July
           31, 2002)
 10.4      Ralph Thompson Employment Agreement (May 15, 1999 - May 14, 2001)
 10.5      Binding Letter Agreement Concerning Settlement of IMSI Litigation
 23.1      Consent of Counsel - David A. Carter, P.A.
 23.2      Consent of Accountant - Christensen & Duncan, CPA's LLC
 23.3      Consent of Accountant - Jones, Jensen & Company, CPA's
 23.4      Independent Auditor's Report - Christensen & Duncan, CPA's LLC
 23.5      Independent Auditor's Report - Jones, Jensen & Company, CPA's
 24.1      Power of Attorney